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Southern California Gas Company

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SOUTHERN CALIFORNIA GAS COMPANY

NOTICE OF

ANNUAL SHAREHOLDERS MEETING

The Southern California Gas Company (“SoCalGas” or the “company”) Annual Shareholders Meeting will be held on May 24, 2019, at 9:00 a.m., local time, at 488 8th Avenue, San Diego, California. SoCalGas is an indirect subsidiary of Sempra Energy.

The 2019 Annual Shareholders Meeting will be held for the following purposes:

(1) To elect directors.

(2) To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 26, 2019, are entitled to notice of and to vote at the Annual Shareholders Meeting and any adjournment or postponement thereof.

The Annual Shareholders Meeting is a business-only meeting. It will not include any presentations by management and the company does not encourage shareholder attendance.

Only company shareholders at the close of business on March 26, 2019 are entitled to attend the Annual Shareholders Meeting and any adjournment or postponement thereof. Shareholders who own shares registered in their names will be admitted to the meeting upon verification of record share ownership. Shareholders who own shares through banks, brokers or other nominees must present proof of beneficial share ownership (such as the most recent account statement prior to March 26, 2019) to be admitted.

Additional information regarding the company is included in its joint Annual Report on Form 10-K for the year ended December 31, 2018 (“2018 Form 10-K”) and other documents filed with the U.S. Securities and Exchange Commission (“SEC”). These documents also are available on the Sempra Energy website at www.sempra.com under the “Investors” and “SEC Filings” tabs. The company will furnish a copy of its 2018 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any of its shareholders who so request by writing to the office of the Corporate Secretary at 488 8th Avenue, San Diego, California 92101-7123. Information on the website does not constitute part of this Information Statement.

Kari E. McCulloch

Corporate Secretary

Important Notice Regarding the Availability of Information Statement Materials for the

SoCalGas Annual Shareholders Meeting to be Held on May 24, 2019.

The Information Statement for the Annual Shareholders Meeting to be held on May 24, 2019 and the Annual Report to Shareholders are available on the Internet at

http://www.astproxyportal.com/ast/25974.

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Southern California Gas Company is providing this Information Statement to its shareholders in connection with its Annual Shareholders Meeting to be held on May 24, 2019. The Notice of Annual Shareholders Meeting and Information Statement and the Annual Report to Shareholders are being mailed to shareholders beginning on or about April 26, 2019.

THE COMPANY

Southern California Gas Company, which we refer to as SoCalGas or the company, is an indirect subsidiary of Sempra Energy. SoCalGas’ principal executive offices are located at The Gas Company Tower, 555 West Fifth Street, Los Angeles, California 90013-1046. Its telephone number is (213) 244-1200.

OUTSTANDING SHARES AND VOTING RIGHTS

The SoCalGas Board of Directors has fixed March 26, 2019, as the record date for determining the shareholders of SoCalGas entitled to notice of and to vote at the SoCalGas Annual Shareholders Meeting and any adjournment or postponement thereof. On that date, SoCalGas’ outstanding shares consisted of 91,300,000 shares of common stock and 862,043 shares of preferred stock. All SoCalGas common stock and 50,970 shares of SoCalGas preferred stock are owned by Pacific Enterprises (“PE”), a wholly owned direct subsidiary of Sempra Energy.

In electing directors, each share is entitled to one vote for each of the four director positions and shareholders will be entitled to cumulate votes if any shareholder gives notice of an intention to do so at the meeting and prior to the voting. If that notice is given, all shareholders may cast all of their votes for any one director candidate whose name has been placed in nomination prior to the voting or distribute their votes among two or more such candidates in such proportions as they may determine. In voting on any other matters that may be considered at the Annual Shareholders Meeting and any adjournment or postponement thereof, each share is entitled to one vote. The company does not expect there to be any broker non-votes at the Annual Shareholders Meeting. However, if there are any broker non-votes, each will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be considered a vote cast with respect to the election of directors or any other proposal.

The shares of SoCalGas owned by PE and indirectly owned by Sempra Energy represent over 99 percent of SoCalGas’ outstanding shares and the number of votes entitled to be cast on the matters to be considered at the Annual Shareholders Meeting and any adjournment or postponement thereof. PE has advised SoCalGas that it intends to vote “FOR” each of the nominees for election to the SoCalGas Board of Directors.

GOVERNANCE OF THE COMPANY

The business and affairs of SoCalGas are managed and all corporate powers are exercised under the direction of its Board of Directors in accordance with the California General Corporation Law as implemented by SoCalGas’ Restated Articles of Incorporation and Bylaws, as amended.

Board of Directors

Board Meetings; Annual Shareholders Meeting

During 2018, the Board of Directors of SoCalGas held 16 meetings and acted 15 times by unanimous written consent. Each director attended at least 75 percent of the meetings.

The Annual Shareholders Meeting is a business-only meeting without presentations by management. The company does not encourage attendance at the meeting by public shareholders. The Board of Directors encourages all nominees standing for election as directors to attend the Annual Shareholders Meeting. Last year, all of the nominees standing for election as directors at the 2018 Annual Shareholders Meeting attended the 2018 meeting. You may request directions to be able to attend the meeting and vote in person by contacting the company’s Corporate Secretary at 488 8th Avenue, San Diego, California 92101-7123.

Leadership Structure

SoCalGas does not have a lead independent director. As a subsidiary of Sempra Energy, SoCalGas is not subject to stock exchange listing standards requiring independent directors and various board committees and, accordingly, has not established independence standards for its directors. All of the directors of the company are also officers of the company or Sempra Energy and, as such, none qualifies as an independent director under the New York Stock Exchange Listing Standards (“NYSE Listing Standards”). The SoCalGas Board of Directors does not maintain any committees.

Nominees for election as directors are determined by the SoCalGas Board of Directors, and the board will not consider director candidates recommended by shareholders other than its direct and indirect parent companies. The board currently consists of J. Bret Lane, Chairman and Chief Executive Officer of SoCalGas, and three officers of Sempra Energy with varying professional and business expertise. The board has nominated four candidates for election to the board at the Annual Shareholders Meeting, three of whom are officers of Sempra Energy and the fourth of which is Mr. Lane. Although Sempra Energy and SoCalGas promote diversity in hiring employees and in the appointment of their officers, diversity is not further considered in selecting the individuals that serve as directors of the company.

Sempra Energy’s Board of Directors is composed of a substantial majority of independent directors under the NYSE Listing Standards and maintains standing Audit, Compensation, Corporate Governance, and Environmental, Health, Safety and Technology Committees solely composed of independent directors. The Sempra Energy board also has adopted a Code of Business Conduct and Ethics for Directors and Senior Officers that is applicable to the directors and officers of SoCalGas, and officers of SoCalGas also are subject to Business Conduct Guidelines that apply to all employees of SoCalGas.

Risk Oversight

Assessing and monitoring risks and risk management are functions of the SoCalGas Board of Directors. The board reviews and oversees the company’s strategic, financial and operating plans. SoCalGas’ management, including the company’s Vice President and Chief Risk Officer, is responsible for identifying and moderating risk. SoCalGas has an Energy Procurement Risk Management Committee (“EPRMC”) composed of members of senior management and chaired by the company’s Chief Financial Officer. The EPRMC is responsible for the oversight of risk management within the company’s natural gas procurement department. The board fulfills its risk oversight function by, among other things, receiving direct reports by management and by scheduling periodic updates to the board by representatives of the EPRMC.

Review of Related Person Transactions

Securities and Exchange Commission rules require that SoCalGas disclose certain transactions involving more than $120,000 in which the company is a participant and any of its directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. The SoCalGas Board of Directors has adopted a written policy that requires the board to review and approve or ratify any such “related person transaction” that is required to be disclosed.

Communications with the Board

Shareholders or interested parties who wish to communicate with the SoCalGas Board of Directors or an individual director may do so by writing directly to the board or the director at the address set forth above under the caption “The Company.”

Compensation of Directors

All of our directors are employees of SoCalGas or Sempra Energy and are not otherwise compensated for their service on the SoCalGas Board of Directors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Deloitte & Touche LLP, the independent registered public accounting firm for SoCalGas, are expected to attend the Annual Shareholders Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Deloitte & Touche LLP or its predecessors have continuously served as the independent registered public accounting firm for SoCalGas or its parent company since 1937. Deloitte & Touche LLP also serves as the independent registered public accounting firm for Sempra Energy and its other U.S. public subsidiary, San Diego Gas & Electric Company (“SDG&E”).

The following table shows the fees paid to Deloitte & Touche LLP for services provided to SoCalGas for 2018 and 2017 (in thousands of dollars).

	SoCalGas
	2018		2017
	Fees	% of Total	Fees	% of Total
Audit Fees
Financial Statements and Internal Controls Audit	$2,719		$2,724
Regulatory Filings and Related Services	101		—

Total Audit Fees	2,820	90%	2,724	91%

Audit-Related Fees
Employee Benefit Plan Audits	257		240
Other Audit Related Services, Accounting Consultation	71		25

Total Audit-Related Fees	328	10%	265	9%

Total Tax Planning and Compliance Fees	—	—	—	—

All Other Fees	1	—	2	—

Total Fees	$3,149		$2,991

The Audit Committee of Sempra Energy’s Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm for Sempra Energy and its subsidiaries, including SoCalGas. As a matter of good corporate governance, the SoCalGas Board of Directors also reviewed the performance of Deloitte & Touche LLP and concurred with the determination by the Sempra Energy Audit Committee to retain them as its independent registered public accounting firm for 2019. Sempra Energy’s Board of Directors has determined that each member of its Audit Committee is an independent director and is financially literate, and that Jack T. Taylor, who chairs the committee, is an audit committee financial expert as defined by the rules of the SEC.

Except where pre-approval is not required by the SEC rules, Sempra Energy’s Audit Committee pre-approves all audit, audit-related and permissible non-audit services provided by Deloitte & Touche LLP for Sempra Energy and its subsidiaries, including SoCalGas. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services and give detailed guidance to management as to the services that are eligible for general pre-approval. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

AUDIT REPORT

The Board of Directors of SoCalGas has reviewed and discussed with the company’s management the audited financial statements of the company for the year ended December 31, 2018.

The Audit Committee of Sempra Energy (the “Sempra Audit Committee”) has discussed with Deloitte & Touche LLP the matters required to be discussed by the rules of the Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees.” The Sempra Audit Committee also has received from Deloitte & Touche LLP a report providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Sempra Audit Committee concerning Deloitte & Touche LLP’s independence, and the Sempra Audit Committee has discussed Deloitte & Touche LLP’s independence with them.

Based on these considerations, the Board of Directors of SoCalGas directed that the audited financial statements of SoCalGas be included in its Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the U.S. Securities and Exchange Commission.

BOARD OF DIRECTORS

Randall L. Clark

J. Bret Lane

Lisa Larroque Alexander

Trevor I. Mihalik

SHARE OWNERSHIP

All of the outstanding SoCalGas common stock is owned by PE and all of the outstanding common stock of PE is owned by Sempra Energy. None of the directors or officers of SoCalGas owns any preferred shares of SoCalGas, and SoCalGas is unaware of any person, other than PE, who beneficially owns more than 5.0 percent of its preferred shares.

The following table sets forth the number of shares of Sempra Energy common stock beneficially owned on April 1, 2019, by each director of SoCalGas, by each executive officer of SoCalGas named in the compensation tables of this Information Statement, and by all directors and executive officers of SoCalGas as a group. The shares of common stock beneficially owned by our directors and executive officers as a group total less than 1.0 percent of Sempra Energy’s outstanding shares. In calculating this percentage, shares under the heading “Phantom Shares” are not included because these shares cannot be voted. In addition, these shares either may only be settled for cash or cannot be settled for common stock within 60 days of April 1, 2019.

Share Ownership (A)	Current Beneficial Holdings (B)	Shares Subject to Exercisable Options (C)	Total Without Phantom Shares	Phantom Shares (D)	Total Including Phantom Shares
P. Kevin Chase (E)	1,224	—	1,224	—	1,224
Jimmie I. Cho (F)	6,841	—	6,841	24	6,865
Randall L. Clark (G)	5,110	—	5,110	109	5,219
Bruce A. Folkmann	890	—	890	—	890
J. Bret Lane	17,298	875	18,173	1,071	19,244
Lisa Larroque Alexander (H)	152	—	152	—	152
Trevor I. Mihalik	9,931	—	9,931	2,687	12,618
Patricia K. Wagner (I)	20,743	—	20,743	279	21,022
Gillian A. Wright	6,073	—	6,073	35	6,108
Directors and Executive Officers as a Group (11 persons)	69,490	1,200	70,690	4,345	75,035

(A)

Our directors and executive officers did not beneficially own shares of Sempra Energy’s (i) 6% Mandatory Convertible Preferred Stock, Series A, or (ii) 6.75% Mandatory Convertible Preferred Stock, Series B, at April 1, 2019, therefore no such shares are shown in the table above.

(B)

Includes unvested restricted stock units that are convertible into Sempra Energy common stock and that vest within 60 days of April 1, 2019. These total 1,898 unvested restricted stock units for Mr. Mihalik.

(C)	Shares of Sempra Energy common stock which may be acquired through the exercise of stock options that currently are exercisable or will become exercisable within 60 days.

(D)

The phantom shares represent deferred compensation deemed invested in shares of Sempra Energy common stock. These phantom shares track the performance of Sempra Energy common stock but cannot be voted and may only be settled for cash, or in the case of 39 vested common stock units deferred by Mr. Clark, cannot be settled for common stock within 60 days of April 1, 2019. Phantom shares and deferred units are either fully vested or will vest within 60 days.

(E)	Mr. Chase separated from the company effective April 2, 2019 and ceased serving as Senior Vice President, Chief Information Officer and Chief Digital Officer of SoCalGas and SDG&E on that date.

(F)	Mr. Cho became Chief Operating Officer of SoCalGas effective January 12, 2019.

(G)	Mr. Clark became a director of SoCalGas effective April 6, 2019.

(H)	Ms. Larroque Alexander became a director of SoCalGas effective March 18, 2019.

(I)

Ms. Wagner resigned as Chief Executive Officer of SoCalGas effective November 16, 2018, and resigned as Chairman and as a director of SoCalGas effective March 18, 2019. Mr. Lane became the Chairman following the resignation of Ms. Wagner.

Based on filings made under Section 13(g) of the Securities Exchange Act of 1934, as amended the (“Exchange Act”), as of December 31, 2018, the only persons or entities known by us to be a beneficial owner of more than 5 percent of Sempra Energy common stock were as follows:

Name and Address of Beneficial Owner	Shares of Sempra Energy Common Stock	Percent of Class
T. Rowe Price Associates, Inc. (A) 100 E. Pratt Street Baltimore, MD 21202	32,425,914	11.8%
BlackRock, Inc. (B) 55 East 52nd Street New York, NY 10055	24,135,885	8.8%
The Vanguard Group (C) 100 Vanguard Blvd. Malvern, PA 19355	21,165,723	7.7%
Capital International Investors (D) 11100 Santa Monica Boulevard, 16th Floor Los Angeles, CA 90025	14,990,024	5.5%
Franklin Resources, Inc. (E) One Franklin Parkway San Mateo, CA 94403	14,968,122	5.4%

(A)

The information regarding T. Rowe Price Associates, Inc. is based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2019 (the “TRP 13G/A”). According to the TRP 13G/A, includes sole voting power with respect to 13,454,705 shares and sole dispositive power with respect to 32,402,968 shares.

(B)

The information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 11, 2019 (the “BlackRock 13G/A”). According to the BlackRock 13G/A, includes sole voting power with respect to 21,426,224 shares and sole dispositive power with respect to 24,135,885 shares.

(C)

The information regarding The Vanguard Group is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2019 (the “Vanguard 13G/A”). According to the Vanguard 13G/A, includes sole voting power with respect to 369,079 shares, sole dispositive power with respect to 20,712,458 shares, shared voting power with respect to 142,244 shares and shared dispositive power with respect to 453,265 shares.

(D)

The information regarding Capital International Investors is based solely on a Schedule 13G filed by Capital International Investors with the SEC on February 14, 2019 (the “Capital 13G”). According to the Capital 13G, includes sole voting power with respect to 14,916,086 shares and sole dispositive power with respect to 14,990,024 shares.

(E)

The information regarding Franklin Resources, Inc. is based solely on a Schedule 13G filed by Franklin Resources, Inc. with the SEC on January 28, 2019 (the “Franklin 13G”). According to the Franklin 13G, includes 1,559,595 shares of common stock issuable on conversion of Sempra Energy preferred stock (as computed under Rule 13d-3(d)(1)(i) of the Exchange Act), sole voting power with respect to 14,916,122 shares and sole dispositive power with respect to 14,968,122 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required to file reports with the SEC regarding their ownership of our shares. Based solely on our review of the reports filed and written representations from directors and executive officers that no other reports were required, we believe that all filing requirements were timely met during 2018.

Related Party Transactions

David J. Barrett, Vice President and General Counsel and an executive officer of the company effective January 12, 2019, received an annual salary of $313,142, non-equity incentive plan compensation of $236,062 and restricted stock unit awards with a grant date fair value of $106,173, in each case for 2018 in his prior role as Sempra Energy’s Associate General Counsel of Gas Infrastructure. Maryam S. Brown, President and an executive officer of the company effective March 23, 2019, received an annual salary of $315,000, non-equity incentive plan compensation of $283,500 and restricted stock unit awards with a grant date fair value of $252,292, in each case for 2018 in her prior role as Sempra Energy’s Vice President – Federal Government Affairs. Sharon L. Tomkins, previously Vice President and General Counsel and an executive officer of the company from August 2014 until June 1, 2018, received an annual salary of $314,500, non-equity incentive plan compensation of $240,100 and restricted stock unit awards with a grant date fair value of $251,766, in each case for 2018. Ms. Tomkins became Vice President – Customer Solutions and Strategy of the company, effective June 2, 2018 and served in such position until she became Vice President – Strategy and Engagement of the company effective March 16, 2019. She ceased serving as an executive officer of the company on June 1, 2018. Hal D. Snyder, Chief Human Resources Officer and Chief Administrative Officer and an executive officer of the company until his retirement on June 1, 2018, received an annual salary of $309,800 and non-equity incentive plan compensation of $97,800, in each case for 2018.

ELECTION OF DIRECTORS

At the Annual Shareholders Meeting, four directors will be elected to hold office until the next annual shareholders meeting and until their successors have been elected and qualified. The four director candidates receiving the highest number of affirmative votes will be elected as directors of the company. Votes against the directors and votes withheld will have no legal effect.

The following sets forth information, as of April 26, 2019, regarding the director candidates for election at the Annual Meeting, related to his or her biographical information, business experience and service on other boards. In addition, we discuss below the specific qualifications, attributes and skills that make each director candidate a well-qualified and valuable board member. The directors have held the positions set forth below or various positions with the same or affiliated organizations for at least the last five years.

Randall L. Clark, 49, became a director of SoCalGas on April 6, 2019. He became a Deputy General Counsel and the Chief Human Resources Officer of Sempra Energy on April 6, 2019. Mr. Clark served as the Chief Human Resources Officer and Chief Administrative Officer of SDG&E from March 2017 to April 5, 2019. Prior to that he served as Vice President – Human Resources, Diversity and Inclusion for SDG&E from October 2015 to March 2017. He also served as Vice President – Human Resources Services for Sempra Energy from September 2014 to October 2015 and as Vice President – Compliance and Governance for Sempra Energy from January 2014 to September 2014.

Mr. Clark has served Sempra Energy and its affiliates in a broad range of management roles. His extensive and comprehensive management experience, including his experience overseeing leadership development and employee relations, makes him a valuable addition to our board.

J. Bret Lane, 59, became a director of SoCalGas on March 1, 2014 and executive Chairman of SoCalGas on March 19, 2019. He has been the Chief Executive Officer of SoCalGas since December 18, 2018 and has been the Principal Executive Officer of SoCalGas since November 17, 2018. Mr. Lane served as President of SoCalGas from September 2016 to March 23, 2019, and as the Chief Operating Officer of SoCalGas from January 2014 to December 18, 2018. Mr. Lane served as Senior Vice President – Gas Operations and System Integrity for both SoCalGas and SDG&E from August 2012 to January 2014, where he was responsible for all aspects of gas delivery services, including regional operations, engineering, transmission, storage and pipeline safety. Mr. Lane held several senior level positions with SoCalGas and SDG&E from 2005 to 2012.

Mr. Lane has served our company and its affiliates in a broad range of management roles for over 30 years. His extensive experience and in-depth understanding of the natural gas industry, along with his comprehensive management experience, make him a valuable member of our board.

Lisa Larroque Alexander, 45, became a director of SoCalGas on March 18, 2019. She has been a Vice President – Corporate Communications and Sustainability for Sempra Energy since May 19, 2018. Ms. Larroque Alexander served as Vice President – Customer Solutions, Communications and Environmental Strategy for SoCalGas from April 2018 to May 2018, and Vice President – Customer Solutions and Communications for SoCalGas from May 2016 to April 2018. Ms. Larroque Alexander held other positions since joining SoCalGas in 2011, including Director of Technology Solutions from March 2015 to May 2016, Director of Commercial and Industrial Services from August 2014 to March 2015, and Manager – Integrated Customer Strategy from January 2014 to August 2014. Prior to joining SoCalGas, Ms. Larroque Alexander was a partner in a management consulting firm that advised utility companies on smart grids, clean energy and energy efficiency. Previously, as a management and marketing consultant, Ms. Larroque Alexander advised Fortune 500 companies on strategies for growth and customer service.

Ms. Larroque Alexander has served our company in a broad range of roles and her extensive experience and in-depth understanding of the company’s business make her a valuable member of our board.

Trevor I. Mihalik, 52, became a director of SoCalGas on January 30, 2017. He has been Executive Vice President and Chief Financial Officer of Sempra Energy since May 1, 2018. Prior to that, he was the Senior Vice President of Sempra Energy from December 2013 to May 2018 and Controller and Chief Accounting Officer for Sempra Energy from July 2012 to May 2018. Mr. Mihalik serves as a director of SDG&E and on the Advisory Board for the University of San Diego’s School of Business Administration.

Mr. Mihalik’s extensive financial and accounting experience in the energy industry, including capital markets, financial reporting, accounting, treasury, market risk and credit risk, makes him a valuable member of our board.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

What information is provided in this section of the Information Statement?

In this Compensation Discussion and Analysis, we:

•	Outline our compensation philosophy and discuss how the SoCalGas Board of Directors determines executive pay.
•	Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits.

Who are the Named Executive Officers?

This Compensation Discussion and Analysis focuses on the compensation of our named executive officers:

•	J. Bret Lane: Chairman and Chief Executive Officer[1]
•	Bruce A. Folkmann: Vice President, Chief Financial Officer, Treasurer and Controller
•	P. Kevin Chase: Senior Vice President, Chief Information Officer and Chief Digital Officer[2]
•	Jimmie I. Cho: Chief Operating Officer[3]
•	Gillian A. Wright: Chief Human Resources Officer and Chief Administrative Officer[4]
•	Patricia K. Wagner: Former Chairman and Chief Executive Officer[5]

(1)	Mr. Lane was promoted from President and Chief Operating Officer to Chief Executive Officer effective December 18, 2018 and to Chairman of the SoCalGas Board of Directors effective March 19, 2019.

(2)

Mr. Chase became an officer of SoCalGas and SDG&E effective June 16, 2018. Prior to this, Mr. Chase served as Chief Information Officer of Sempra Energy. Mr. Chase separated from the company effective April 2, 2019 and ceased serving as Senior Vice President, Chief Information Officer and Chief Digital Officer of SoCalGas and SDG&E on that date.

(3)	Mr. Cho was promoted from Senior Vice President — Customer Services and Gas Distribution Operations to Chief Operating Officer effective January 12, 2019.

(4)	Ms. Wright was promoted from Vice President — Customer Services to Chief Human Resources and Chief Administrative Officer effective April 7, 2018.

(5)

Ms. Wagner resigned as Chief Executive Officer effective November 17, 2018 and became Group President, U.S. Utilities of Sempra Energy effective November 17, 2018. Ms. Wagner resigned as a director and Chairman of the Board effective March 18, 2019.

The amounts shown in this Information Statement for Messrs. Chase and Folkmann reflect their total compensation as officers of both SoCalGas and SDG&E in 2018, the cost of which is allocated between SoCalGas and SDG&E. In addition, the amounts shown in this Information Statement (i) for Mr. Chase include both his 2018 compensation as an officer of SoCalGas and SDG&E and as an officer of Sempra Energy and (ii) for Ms. Wagner include both her 2018 compensation as an officer of SoCalGas and as an officer of Sempra Energy.

On April 19, 2019, in connection with Mr. Chase’s separation from Sempra Energy’s California utilities (SDG&E and SoCalGas), the California utilities and Mr. Chase entered into a severance agreement and mutual release. Pursuant to the agreement, Mr. Chase will receive (i) a payment of approximately $1,365,000, payable on or before October 2, 2019; (ii) a cash payment of approximately $770,000, equal to the value of the service-based restricted stock units previously granted to Mr. Chase under Sempra Energy’s Long Term Incentive Plan, which were forfeited upon his departure; (iii) upon his election, premium payments made directly to Mr. Chase’s insurer to cover continued group health plan coverage through COBRA for up to 18 months; and (iv) outplacement services and financial advice planning services for twenty four months.

What is our Compensation Philosophy?

Our Board of Directors sets the company’s executive pay philosophy.

Our compensation philosophy emphasizes:

•	Alignment of pay with short-term and long-term company performance.
•	Performance-based incentives aligned with shareholder value creation.
•	Balance between short-term and long-term incentives.
•	More pay tied to performance at higher levels of responsibility.

Elements of our 2018 executive pay program that exemplify our pay-for-performance philosophy include:

•

Approximately 54 percent of our CEO’s total target pay is performance-based. For our other named executive officers, performance-based compensation makes up an average of approximately 48 percent of 2018 total target pay.[1]

•	Performance measures in our short-term incentive plan are directly linked to the financial and operational performance of SoCalGas, Sempra Energy’s California utilities and Sempra Energy.
•

Long-term incentive compensation is primarily delivered through performance-based restricted stock units. The performance measures for the annual performance-based restricted stock unit awards are based on Sempra Energy’s relative total shareholder return and earnings per share growth.

We believe this compensation philosophy enables us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.

What compensation governance measures are in place?

Our compensation program goals include:

•	Aligning compensation with company performance and shareholders’ interests.
•	Strongly linking executive compensation to both annual and long-term corporate, business and individual performance.
•	Motivating executives to achieve superior performance.
•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate high standards of integrity and ethics.

Our compensation practices, which are highlighted below, reflect our pay-for-performance philosophy and our commitment to sound corporate governance.

What We Do:

•

We use multiple performance measures in our annual and long-term incentive plans. These performance measures link pay to performance and shareholder interests. We use SoCalGas and Sempra Energy earnings, Sempra Energy’s relative total shareholder return and Sempra Energy’s earnings per share growth as the primary incentive plan financial performance measures. Our annual performance-based bonus plan also includes performance measures related to safety and operations, customer service and supplier diversity.

•	We review external market data when making compensation decisions.
•

Our clawback policy provides for the forfeiture, recovery or reimbursement of incentive plan awards as required by law or New York Stock Exchange rules. In addition, compensation may be recouped if the company determines that the results on which compensation was paid were not actually achieved, or in certain instances of an employee’s fraudulent or intentional misconduct.

•	All officers are subject to stock ownership requirements ranging from three times base pay for SoCalGas’ CEO, President, and COO to one times base pay for vice presidents.
•	Executive perquisites constitute a small proportion of our executive total rewards program.
•

The Sempra Energy 2013 Long-Term Incentive Plan, in which SoCalGas employees participate, includes a double trigger provision for vesting of equity in connection with a change in control of Sempra Energy. Restricted stock unit awards issued to date under the 2013 Long-Term Incentive Plan provide for continuation following a change in control through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Section 16 of the 2013 Long-Term Incentive Plan. If awards are not assumed or replaced or if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, awards would vest upon a change in control.

[1]	Based on base salary and incentive targets as of December 31, 2018.

What We Don’t Do:

•	Long-term incentive plan grants are made from a Sempra Energy shareholder-approved plan that prohibits stock option repricing and cash buyouts without shareholder approval.
•	Our anti-hedging policy prohibits employees from trading in puts, calls, options or other similar securities related to Sempra Energy common stock.
•	Officers are prohibited from hedging or pledging Sempra Energy common stock.
•	We do not provide for excise tax gross-ups upon a change in control in our named executive officers’ agreements, and no named executive officers received excise tax gross-ups.
•

Change in control cash severance benefits are not provided upon a change in control only (“single trigger”). Change in control cash severance benefits are payable only upon a change in control with termination of employment (“double trigger”).

•	None of the named executive officers has an employment contract.
•	Named executive officers are not provided guaranteed bonuses or uncapped incentives.
•	SoCalGas’ CEO does not participate in decisions regarding his own compensation. Our other executive officers also do not participate in decisions regarding their own compensation.

LABOR MARKET BENCHMARKING

How is external market data used in determining pay?

External pay data is used to help align executive compensation levels, in total and by component, with the labor market. The SoCalGas Board of Directors views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries.

During this benchmarking process, we:

•	Review external market data from the Aon Hewitt Total Compensation Management (“TCM”) Database covering non-financial Fortune 500 companies with revenues between $5.75 billion and $23.25 billion.
•

Review summary statistics of the companies included in the TCM Database (but not company-specific information) with the goal of generally managing target pay opportunities, in total and by component (base salaries, target annual performance-based bonuses and target long-term incentives) to the median of this summary data. Positioning relative to the median may vary based on factors such as time in position, performance, and the comparability of market benchmark roles to the scope and structure of our positions. Actual pay levels also will rise above or fall below these standards as a result of actual company and individual performance.

•	Analyze data for utility-specific positions periodically.

How is internal equity used in determining pay?

Internal equity is used to determine the compensation for positions that are unique or difficult to benchmark against market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance.

What is SoCalGas management’s role in determining pay?

SoCalGas’ CEO attends the non-executive session of each SoCalGas board meeting. Our human resources department assists the board by preparing compensation information and analyses for its consideration. The board members generally receive presentation materials in advance of board meetings. Our accounting, finance and law departments also support the board with respect to compensation-related matters as needed.

None of our executive officers determine or approve any element or component of their own compensation, nor are they present during the board’s deliberation regarding their own compensation. The board seeks our CEO’s views on the performance of our other executive officers and pay recommendations for these officers.

COMPENSATION COMPONENTS

The primary components of our executive compensation program are:

•	Base salaries
•	Performance-based annual bonuses
•	Long-term equity incentive awards granted by Sempra Energy

Additional benefits include health and welfare programs, retirement and savings plans, personal benefits and severance pay.

All of our executive officers generally participate in the same compensation programs. However, compensation for the named executive officers may vary substantially based upon the roles and responsibilities of individual officers.

Managing Risk in Compensation Plans

SoCalGas manages risk in incentive compensation plans by balancing short-term and long-term incentives and linking a higher proportion of total compensation to long-term incentives. Risk is also managed through the incentive plan design and selection of the performance measures.

Our risk management program is further strengthened by our clawback policy, which applies to both short-term and long-term incentive plans, our anti-hedging policy and our executive stock ownership requirements.

An independent consultant, Exequity, conducted a risk assessment of our incentive compensation programs. Their findings concluded that our incentive plans do not create risks that are likely to have a material adverse impact on the company. Specific examples of safeguards and risk-mitigating features found in our executive incentive compensation programs are listed below.

Our long-term incentive awards include the following risk-mitigation features:

•	Using a payout scale that begins at zero for threshold performance. In contrast, many companies pay 25 percent or 50 percent for threshold performance.
•	Avoiding “cliffs” in the payout scale to help eliminate the risk of pressure points.
•	An example of a cliff is a scale that pays 50 percent for threshold performance and zero for performance below threshold.
•

Using multiple types of awards and performance measures, including a market-based performance measure, relative total shareholder return, as the performance measure for 50 percent of the grant date value of our 2018 restricted stock unit grants, a measure based on Sempra Energy’s long-term earnings per share growth for 20 percent and service-based restricted stock units for the remaining 30 percent.

•

Measuring Sempra Energy’s total shareholder return against the Standard & Poor’s (“S&P”) 500 Index and S&P 500 Utilities Index (excluding water companies) rather than against a peer group selected by the company. Using these indices ensures objectivity in the composition of our peer groups.

Our annual bonus plans include the following risk mitigation features:

•	Using a payout scale that begins at zero for threshold performance. In contrast, many companies pay 25 percent or 50 percent for threshold performance.
•

Using financial performance measures that are based on the earnings reported in our financial statements with certain pre-defined adjustments. These adjustments are limited and made only after thoughtful consideration by the SoCalGas Board of Directors.

•	Incorporating several different performance measures, including both financial and operational measures.
•	Providing the SoCalGas Board of Directors with upward and downward discretion over certain incentive plan payouts.

Pay Mix

What is “Pay Mix”?

Pay mix is the relative value of each of the primary compensation components as a percentage of total target compensation. Figure 1 shows each component of our CEO’s total 2018 pay at target company performance.

Figure 1.

Note: Based on salary and incentive targets as of December 31, 2018.

Why is pay mix important?

Our pay mix is designed to align the interests of executives with the interests of shareholders. It does this by providing a much greater portion of pay through performance-based annual and long-term incentives rather than through base salary. This means that most pay is variable and will go up or down in value based on company performance. Approximately 54 percent of Mr. Lane’s target total pay is delivered through performance-based incentives and almost 70 percent was in variable incentive pay.

Actual pay mix may vary substantially from target pay mix. This may occur as a result of company and individual performance, which greatly affects annual bonuses, as well as future Sempra Energy common stock performance, which significantly impacts the value of stock-based awards.

Figure 2 shows the percent of total pay at company target performance that comes from each major pay component for each of our named executive officers.

Figure 2.

Note: Based on salary and incentive compensation targets as of December 31, 2018. Does not include special Long-Term Incentive Plan (LTIP) awards.

1.	Base Salaries

Our executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity-based long-term incentive awards. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

Salaries for our executive officers are targeted at the median of those for the non-financial Fortune 500 companies with revenues between $5.75 billion and $23.25 billion. Using national general industry comparisons helps us attract and retain top-quality executive talent from a broad range of backgrounds. The SoCalGas Board of Directors annually reviews base salaries for executive officers. The board considers the following factors in its review:

• Peer group salary data • Individual contributions and performance • Labor market conditions • Company performance • Complexity and importance of roles and responsibilities	• Succession planning • Retention needs • Reporting relationships • Internal equity • Experience

Base Salary Adjustments for 2018

Mr. Lane received a 4.2 percent salary planning increase effective January 1, 2018. Upon his promotion to CEO in December 18, 2018, he received a promotional increase of 8.1 percent. Messrs. Folkmann, Chase and Cho and Mss. Wright and Wagner each received salary planning increases of 3.2 percent effective January 1, 2018. Ms. Wright received a 9.9 percent promotional increase in connection with her April 7, 2018 promotion to Chief Human Resources Officer and Chief Administrative Officer. Ms. Wagner received a 17.8 percent increase in connection with her November 17, 2018 promotion to Group President — U.S. Utilities, Sempra Energy.

2.	Performance-Based Annual Bonuses

Performance Guidelines and Bonus Payments

Each year the SoCalGas Board of Directors establishes performance measures for bonus payments under the SoCalGas Executive Incentive Compensation Plan and SoCalGas and SDG&E Shared Services Executive Incentive Compensation Plan (the “Shared Services Plan”). Consistent with our pay-for-performance philosophy, the performance measures do not provide for any bonus payment unless threshold (minimum) performance levels are achieved. Bonus opportunities increase from zero for performance at the threshold level to 200 percent of target for performance at maximum.

Potential bonus opportunities at threshold, target and maximum company performance are expressed as a percentage of each named executive officer’s base salary and are illustrated below.

Bonus Potential as of December 31, 2018 as a Percentage of Base Salary	Threshold	Target	Maximum
J. Bret Lane	0%	60%	120%
Bruce A. Folkmann	0%	45%	90%
Jimmie I. Cho	0%	50%	100%
P. Kevin Chase	0%	50%	100%
Gillian A. Wright	0%	45%	90%
Patricia K. Wagner(1)	0%	80%	160%

Table 1.

(1)

The target shown above for Ms. Wagner is her target as Group President — U.S. Utilities, Sempra Energy. Ms. Wagner’s 2018 bonus was prorated between her pre-promotion target, which was 70 percent as Chairman and CEO, SoCalGas, and her post-promotion target.

What were the 2018 annual bonus performance goals for the named executive officers?

In 2018, Mr. Lane, Mr. Cho, Ms. Wright and Ms. Wagner (until her transfer to Sempra Energy) participated in the SoCalGas Executive Incentive Compensation Plan. The performance measures for this plan include (i) operational safety performance measures, (ii) customer service and supplier diversity measures, (iii) SoCalGas, Sempra Energy California utilities, and Sempra Energy earnings adjusted for annual bonus plan purposes, and (iv) individual performance. The relative weights of these measures as a percentage of the overall target were 30 percent for operational safety measures, 15 percent for customer service and supplier diversity measures, 20 percent for utility financial measures, 15 percent for Sempra Energy earnings, and 20 percent for individual performance.

Mr. Folkmann participated in the Shared Services Plan because he provided services to the California utilities. Mr. Chase participated in the Sempra Energy annual bonus plan prior to his transfer to the California utilities and in the Shared Services Plan after his transfer to the California utilities. The performance measures for the Shared Services Plan were based 50 percent on the SoCalGas performance measures described above and 50 percent on SDG&E performance measures.

How were the 2018 annual bonus plan earnings goals determined?

The SoCalGas earnings target of $419 million was based on SoCalGas’ financial plan, with certain adjustments for incentive plan purposes. Targets for the operational measures were based on safety, customer service and supplier diversity goals.

SoCalGas earnings, California utilities earnings and Sempra Energy earnings for annual bonus plan purposes may be higher or lower than earnings reported in the companies’ financial statements due to certain pre-established adjustments.

Consistent with the approach taken in prior years, at the beginning of the year, it was determined that the calculation of SoCalGas earnings, California utilities earnings and Sempra Energy earnings for bonus purposes would be adjusted as follows:

•	Exclude the impact of any unplanned changes in tax laws or regulations and accounting rule changes.
•

Exclude certain items that do not have a material adverse impact on Sempra Energy’s common stock price as determined by the Compensation Committee of the Sempra Energy Board of Directors. Such items may include, but are not limited to:

•

the pro forma earnings impact of any acquisition or divestiture (other than divestitures related to individual renewable assets) to the extent the earnings impact of such acquisition or divestiture or related transaction and integration cost is not included in the adjusted earnings target in the annual bonus plan of Sempra Energy or SoCalGas.

•	nonrecurring gains or losses related to RBS Sempra Commodities, which was sold in 2010 (does not apply to SoCalGas earnings).
•	Exclude the variance from plan of the foreign exchange earnings or losses at Sempra Mexico, including any associated cost of hedging (does not apply to SoCalGas earnings).
•

Exclude 90 percent of the variance from plan of earnings impacts related to new tax equity financing at Sempra Renewables with an earnings life of three years or less (does not apply to SoCalGas earnings).

•	Exclude the variance from plan of one-time costs associated with board-approved corporate optimization or capital rotation efforts (including potential asset sales).
•

Include 10 percent of any gains or losses related to asset sales and impairments in connection with a sale to the extent the earnings impact of such item is not included in the performance-based annual bonus plan earnings target.

•	Exclude items that are required to be excluded from annual bonus plan compensation under the SDG&E and/or SoCalGas general rate case decisions.
•

Exclude any earnings impact of any impairments of the San Onofre Nuclear Generating Station (SONGS) or any recoveries from third parties (net of reimbursement of legal costs), litigation costs, or any related earnings effect from purchased replacement power (does not apply to SoCalGas earnings).

•	Exclude one-time nonqualified pension settlement charges and LTIP tax windfall or shortfall to the extent such items are not included in the performance-based annual bonus plan earnings target.
•	Limit impact of rabbi trust results (net of deferred compensation) to +/-5% (percentage points) of the performance-based annual bonus plan result as calculated without such gains or losses.
•

Exclude the impact of authorized decisions of the SoCalGas Board of Directors that could impact earnings including, but not limited to, issuing debt or preferred stock securities exceeding planned amounts to fund dividends, legal settlements or other strategic expenses approved by the board (does not apply to Sempra Energy earnings).

What were the performance results for the 2018 performance-based annual bonus plan?

Overall performance for the SoCalGas Executive Incentive Compensation Plan, excluding the individual performance measure, was at 170 percent of target performance. Details of the plan metrics and results are provided below:

2018 Performance Measures	Weight	ICP GOALS			Actual ICP Performance
		Minimum	Target	Maximum
Financial and Strategic: Earnings Adjusted For Bonus Plan Purposes[1] (Dollars in Millions)
SoCalGas Earnings	15%	$398	$419	$431	$429
Sempra Energy California Utilities Earnings	5%	$1,007	$1,060	$1,091	$1,104
Sempra Energy Earnings	15%	$1,428	$1,487	$1,546	$1,576

Subtotal: Financial and Strategic	35%

Safety and Operating:
Employee Safety — Lost Time Incident Rate	6%	1.0		0.8	0.87
Employee Safety — Environmental & Safety Compliance Management Program (ESCMP) Corrective Action	4%	90%		100%	100%
Employee Safety — Controllable Motor Vehicle Incident Rate	4%	3.33		2.81	2.58
Pipeline Safety Enhancement Program — Number of Base Valves Retrofitted and Closed Out	3%	35 valves	45 valves	55 valves	87 valves
Damage Prevention — Damages per USA Ticket Rate	4%	3.85	3.70	3.54	3.79
Distribution Integrity Management Program (DIMP) — Vintage Integrity Program	3%	65	75	85	104
Storage Integrity Management Program (SIMP)	4%	35	40	45	40
Mobile Home Park Retrofit Program	2%	1,200	1,700	2,200	2,275
Customer Insight Study (CIS): Public Opinion	4%	78.7%	81.0%	83.3%	80.1%
Incomplete Orders Reduction	4%	6,300	7,200	8,200	19,262
Customer Self Service Transactions	3%	57%	59%	60%	60%
Paperless Billing Increase	2%	212,544	239,112	265,680	243,633
Supplier Diversity	2%	32%	35%	38%	40%

Subtotal: Safety and Operating Goals	45%

TOTAL	80%

Actual Performance as a Percent of Target (Excluding Individual Performance Measure)					169.59%

Table 2.

[1]

Earnings Adjusted for Bonus Plan Purposes is a non-GAAP financial measure (GAAP represents accounting principles generally accepted in the United States of America). GAAP Earnings for 2018 for SoCalGas, Sempra Energy California Utilities and Sempra Energy were $400 million, $1,069 million and $924 million, respectively. We provide a reconciliation of GAAP Earnings to Earnings Adjusted for Bonus Plan purposes below.

Overall performance for the Shared Services Plan in which Mr. Folkmann and Mr. Chase (after his transfer from Sempra Energy to the California utilities) participated was at 174 percent of target performance.

Shared Services Executive Incentive Compensation Plan Summary	Weight	Actual Performance as a Percent of Target
SoCalGas Executive Incentive Compensation Plan	50%	169.59%
SDG&E Executive Incentive Compensation Plan	50%	178.36%
SoCalGas and SDG&E Shared Services Executive Incentive Compensation Plan	100%	173.98%

Table 3.

What adjustments were applied to GAAP Earnings for Annual Bonus Plan Purposes?

A reconciliation of 2018 GAAP earnings to earnings adjusted for annual bonus plan purposes is provided below:

Southern California Gas Company Earnings (Dollars in Millions)	Reconciliation
Southern California Gas Company GAAP Earnings	$400
Exclude impacts associated with litigation	22
Other excluded items	7
Southern California Gas Company Earnings for Annual Bonus Plan Purposes	$429

Table 4.

Sempra Energy California Utilities Earnings (Dollars in Millions)	Reconciliation
Sempra Energy California Utilities GAAP Earnings	$1,069
Exclude impacts associated with litigation	22
Other excluded items	13
Sempra Energy California Utilities Earnings for Annual Bonus Plan Purposes	$1,104

Table 5.

Sempra Energy Earnings (Dollars in Millions)	Reconciliation
Sempra Energy GAAP Earnings	$924
Exclude gains and losses on divestitures and related impairments	407
Exclude impact of the enactment of tax reform legislation	100
Exclude impairment of investment in RBS Sempra Commodities, which was sold in 2010	67
Exclude variance to plan of foreign exchange gains or losses at Sempra Mexico	47
Exclude litigation settlement and certain unplanned items related to nonqualified pension and deferred compensation	39
Exclude earnings (including depreciation benefits) from assets held for sale, variance to plan for Oncor acquisition closing earlier than planned, unplanned costs related to pending acquisition, and unplanned mandatory preferred dividends and capital rotation costs, net of interest	(8)
Sempra Energy Earnings for Annual Bonus Plan Purposes	$1,576

Table 6.

2018 Performance-Based Annual Bonus Payments

As shown above, the overall annual bonus plan performance results, excluding the individual performance measure, were 170 percent of target for the SoCalGas plan, 174 percent of target for the Shared Services Plan, and 200 percent of target for the Sempra Energy plan that Mr. Chase participated in prior to his transfer to the California utilities. Based on this performance and its consideration of the contributions of each named executive officer, the SoCalGas Board of Directors approved the payment of the annual bonuses shown in Table 7.

Bonuses Paid to Named Executive Officers for 2018 Performance	Base Salary at Year-End 2018	Bonus Percentage[1]	Bonus[1]
J. Bret Lane	$540,300	102%	$549,800
Bruce A. Folkmann	$330,300	78%	$258,600
Jimmie I. Cho	$371,900	85%	$315,400
P. Kevin Chase[2]	$464,400	91%	$420,900
Gillian A. Wright	$285,000	76%	$217,500
Patricia K. Wagner[3]	$675,000	128%	$860,900

Table 7.

1For presentation purposes, the bonus percentage is rounded to the nearest whole percentage, and bonus amounts are rounded up to the nearest $100.

2Mr. Chase’s bonus was prorated between the Shared Services and Sempra Energy plans.

3Ms. Wagner’s bonus was prorated between the Sempra Energy and SoCalGas plans and between her pre-promotion and post-promotion targets (see Table 1 for additional information).

3.	Long-Term Equity-Based Incentives

Long-term equity-based incentives are a large component of each named executive officer’s total target compensation package. (See Figure 2 for these percentages.) Long-term equity-based incentives are granted to our executives by the Compensation Committee of the Sempra Energy Board of Directors based on the recommendations of the SoCalGas Board of Directors regarding such awards.

What type of equity is granted?

In accordance with our pay-for-performance philosophy, and without regard to the special 2018 awards granted to Mr. Lane and Ms. Wagner described below, 70 percent of the 2018 annual long-term incentive plan award for each of our named executive officers was in the form of performance-based restricted stock units. The remaining 30 percent was in the form of service-based restricted stock units. The 2018 performance-based and service-based restricted stock units are subject to vesting at the end of three years.

Why is this type of equity used?

This equity award structure was approved after considering many variables, including alignment with shareholder interests, retention, plan expense, share usage, market trends and feedback from Sempra Energy’s shareholder outreach. The performance-based awards are based on Sempra Energy’s relative total shareholder return (constituting 50 percent of target grant date value, with 35 percent based on Sempra Energy’s performance relative to the S&P 500 Utilities Index (excluding water companies) and 15 percent based on Sempra Energy’s performance relative to the S&P 500 Index) and Sempra Energy’s earnings per share growth (constituting 20 percent of target grant date value).

What are general practices with respect to equity grants?

In making the annual grants:

•	A dollar value (based on a percentage of base salary) is specified for each named executive officer’s award.

•

The number of shares underlying the awards granted each year is based on the specified dollar value, as opposed to a fixed number of shares for each named executive officer. This approach allows maintenance of the pay mix described previously.

On the annual January grant date, we calculated the precise number of shares to be granted to each executive officer by dividing the total target value of each named executive officer’s award by the applicable Monte Carlo value for the awards based on relative total shareholder return and by the grant date closing price of Sempra Energy common stock for the awards based on Sempra Energy’s earnings per share growth and for the service-based restricted stock units. These target grant values are presented in Table 8 below.

Special equity awards also may be granted, including upon the hiring or promotion of executive officers, to award outstanding performance, or to promote retention, with the approval of the Compensation Committee of the Sempra Energy Board of Directors based on the recommendation of the SoCalGas Board of Directors regarding such awards. In January 2018, Mr. Lane received a special award of service-based restricted stock units in order to reward exemplary performance and encourage retention. In November 2018, Ms. Wagner received a promotional award of service-based restricted stock units in connection with her promotion to Group President – U.S. Utilities, Sempra Energy.

What were the target values of the 2018 annual equity grants?

Table 8 illustrates the target grant values of 2018 annual long-term incentive awards as a percentage of base salary.

Target Grant Values for 2018	Performance- Based RSUs	Service- Based RSUs	Total[1]
J. Bret Lane	112%	48%	160%
Bruce A. Folkmann	56%	24%	80%
Jimmie I. Cho	84%	36%	120%
P. Kevin Chase	112%	48%	160%
Gillian A. Wright	56%	24%	80%
Patricia K. Wagner	133%	57%	190%

Table 8.

(1)	Total target grant values, expressed as a percentage of base salary, that were used to calculate the 2018 annual long-term incentive plan grants in January 2018.

The grant date value of the special service-based restricted stock unit award granted to Mr. Lane and the promotional service-based restricted stock unit award granted to Ms. Wagner were approximately $300,000 and $750,000, respectively.

The actual amounts realized by equity award recipients will depend on future stock price performance and our earnings per share performance and the degree to which these performance measures are achieved. The actual amounts realized will not necessarily track with the target grant values.

What were the performance goals for the 2018 performance-based restricted stock units?

The 2018 long-term incentive plan awards included two performance measures — Sempra Energy’s relative total shareholder return and Sempra Energy’s earnings per share growth. Fifty percent of the total target award value is linked to relative total shareholder return, with 35 percent based on total shareholder return relative to the S&P 500 Utilities Index (excluding water companies) and 15 percent based on total shareholder return relative to the S&P 500 Index. Twenty percent is linked to earnings per share growth.

1.	Relative Total Shareholder Return

Each performance-based restricted stock unit represents the right to receive between zero and two shares of Sempra Energy common stock based on Sempra Energy’s three-year cumulative total shareholder return compared with the S&P 500 Index and the S&P 500 Utilities Index (excluding water companies), as applicable.

If Sempra Energy’s performance is at target (the 50th percentile of the applicable index), participants will earn one share for each restricted stock unit. If Sempra Energy’s performance exceeds the 50th percentile of the applicable index, participants have the opportunity to earn up to two shares for each restricted stock unit. Participants may earn a partial share for performance between the 25th and 50th percentiles of the applicable index.

Cumulative Total Shareholder Return Percentile Rank vs. S&P 500 Utilities Index or S&P 500 Index (Measured Independently in Separate Award Components)	Sempra Energy Common Stock Shares Received for Each Restricted Stock Unit[1]
90th Percentile or Above	2.0
70th Percentile	1.5
50th Percentile	1.0
40th Percentile	0.7
30th Percentile	0.4
25th Percentile or Below	0.0

Table 9.

[1]

Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 9, the payout is calculated using linear interpolation.

The award component based on total shareholder return relative to the S&P 500 Index also includes a modifier based on Sempra Energy’s absolute total shareholder return. While relative total shareholder return continues to be the primary performance measure, the inclusion of a modifier strengthens the focus on achieving both strong relative and absolute total shareholder return performance. In an instance in which both relative and absolute total shareholder return are high, the modifier may increase award payouts, but cannot cause the total award payout to exceed 200 percent (2.0 shares earned for each restricted stock unit).

The modifier was developed based on the approximate 25th and 75th percentiles of Sempra Energy’s historical total shareholder return and historical estimated cost of equity. The modifier adds 20 percent to the award’s payout (as initially calculated based on relative total shareholder return) for absolute total shareholder return performance in the top quartile of the distribution of the historical benchmark data. It reduces the award’s payout by 20 percent for performance in the bottom quartile of the distribution of the historical benchmark data. For the 2018 award, the modifier is triggered if Sempra Energy’s total shareholder return is at or above 35 percent or if Sempra Energy’s total shareholder return is at or below -10 percent. If performance falls within the second or third quartiles, the modifier is not triggered and the payout is based solely on the relative total shareholder return performance result. The modifier cannot cause the total award payout to exceed 200 percent.

2.	Earnings Per Share Growth

The 2018 long-term incentive plan awards also included a performance-based restricted stock unit award linked to relative earnings per share (“EPS”) growth.1 The award measures the compound annual growth rate (“CAGR”) of Sempra Energy’s earnings per share for the three-year period ending on December 31, 2020. The payout scale is based on the December 31, 2017 analyst consensus three-year earnings per share growth estimates for the S&P 500 Utilities Index peer companies. The threshold payout level is based on the 25th percentile of the analyst consensus estimates and the maximum is based on the 90th percentile.

[1]

The award was designed to meet the conditions necessary to preserve the deductibility of the award under Section 162(m) of the Internal Revenue Code (prior to the changes to Section 162(m) under the Tax Cuts and Jobs Act of 2017, as discussed under “Impact of Regulatory Requirements” below) while providing flexibility to the Compensation Committee of the Sempra Energy Board of Directors in determining the payout under the award. In order for there to be any payout, Sempra Energy must achieve positive cumulative net income for the performance period. The Sempra Energy Compensation Committee may then apply negative discretion as described herein.

The awards exclude the impact of stock buybacks not contemplated in the financial plans publicly communicated prior to the grant date of such awards.

Percentile of Analyst Estimates for S&P 500 Utilities EPS CAGR	Sempra Energy Common Stock Shares Received for Each Restricted Stock Unit[1]
90th Percentile (7.3 Percent or higher)	2.0
75th Percentile (6.6 Percent)	1.5
50th Percentile (5.3 Percent)	1.0
25th Percentile (4.2 Percent)	0.0

Table 10.

[1]

Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 10, the payout is calculated using linear interpolation.

For purposes of the long-term incentive award, the calculation of earnings per share may, at the discretion of the Compensation Committee of the Sempra Energy Board of Directors, include the same types of potential adjustments described above under “How were the 2018 annual bonus plan earnings goals determined?”, as well as adjustments related to, among other things, other unusual or non-operating items.

What were the results for the 2016-2018 performance-based restricted stock unit award cycles?

The performance period for the 2016-2018 award cycle concluded on January 2, 2019 (for the TSR-based awards) and December 31, 2018 (for the EPS-based awards) and were scheduled to vest in 2019. Sempra Energy’s 2016-2018 relative total shareholder return was at the 23rd percentile of the S&P 500 Utilities Index and below the total shareholder return of the market-capitalization-weighted S&P 500 Index. As a result, these grants did not vest and were forfeited. The 2016-2018 awards based on earnings per share growth vested at 200 percent of target based on adjusted Sempra Energy earnings per share growth of 9.8 percent. For additional information, see “Outstanding Equity Awards at Year-End” and “Option Exercises and Stock Vested” below.

Earnings Per Share Growth (Diluted) for 2016-2018 Award	2015	2018
GAAP Earnings per Share	$5.37	$3.42
Pre-Defined Exclusions:
Acquisitions and divestitures (other than Oncor); gains and losses on sales, related impairments, and related earnings impacts	(0.38)	1.43
Effect of changes in tax laws, changes in regulatory treatment of tax repairs allowance, litigation settlement, and foreign exchange gains or losses	(0.65)	0.46
Items related to RBS Sempra Commodities LLP, which was sold in 2010	(0.05)	0.25
Certain unplanned items related to nonqualified pension and deferred compensation and 2015 liquefied natural gas (LNG) development costs	0.02	0.08
90% of the impact of the SONGS impairment and related earnings effects from purchased replacement power	(0.05)	—

Earnings per Share for 2016-2018 Award Purposes	$4.26	$5.64
Earnings per Share Growth for 2016-2018 Award Purposes		9.8%

Table 11.

Benefit Plans

Our named executive officers also participate in other benefit programs including: (1) health, life insurance and disability plans; (2) retirement plans; (3) 401(k) savings and deferred compensation plans; and (4) other benefit programs.

1.	Health, Life Insurance and Disability Plans

Our named executive officers participate in life, disability, medical, dental and vision insurance group plans that are generally available to all employees. These are common benefits essential to attracting a high-quality workforce.

Do executives receive any benefits in addition to the basic group plans?

Mr. Lane and Ms. Wagner participate in a long-term disability plan providing additional protection upon disability (60 percent of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.

Mr. Lane and Ms. Wagner receive an annual executive benefit program allowance described below under “Other Benefit Programs” which may be used to cover out-of-pocket costs for health and welfare benefits, as well as certain other costs.

2.	Retirement and Savings Plans

Our named executive officers participate in the Sempra Energy Cash Balance Plan and Mr. Lane and Ms. Wagner participate in the Sempra Energy Supplemental Executive Retirement Plan. Mr. Folkmann, Mr. Cho, Mr. Chase, and Ms. Wright participate in the Cash Balance Restoration Plan, which restores the benefits that would otherwise be provided under the Cash Balance Plan but for Internal Revenue Service limits applicable to tax-qualified pension plans.

What is the Cash Balance Plan?

The Cash Balance Plan is a tax-qualified pension plan generally available to all U.S.-based employees of Sempra Energy and its eligible subsidiaries.

Why does the company offer a supplemental retirement plan?

Our Board of Directors and the Compensation Committee of the Sempra Energy Board of Directors believe that retirement, savings and deferred compensation plans, in general, and the Supplemental Executive Retirement Plan in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

How are benefits calculated?

The Sempra Energy Supplemental Executive Retirement Plan, or SERP, provides executive officers with retirement benefits based on the executive’s:

•	final average pay[1]
•	actual years of service
•	age at retirement

[1]

Final average pay is the average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement.

SERP benefits are reduced by benefits otherwise payable under the broad-based Cash Balance Plan.

The Cash Balance Plan, Cash Balance Restoration Plan and the SERP use only base salary and annual incentive bonuses in calculating benefits. The value of long-term incentive awards is not included.

3.	401(k) Savings and Deferred Compensation Plans

Our named executive officers, together with most other company employees, participate in a broad-based, tax-qualified 401(k) Savings Plan. Officers and other key management employees may also participate in a deferred compensation plan.

What is the 401(k) Savings Plan?

Employees may contribute a portion of their pay to a tax-qualified 401(k) savings plan. Contributions to the plan may be invested on a tax-deferred or after-tax basis (including a Roth option effective January 1, 2019). The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.

Employees may receive company contributions of up to four percent of eligible pay. Eligible pay generally includes base salary and annual bonus, net of any amounts contributed under the deferred compensation plan. The basic company matching contribution is equal to one-half of the first six percent of the employee’s contributions. In addition, employees receive a “stretch match” equal to one-fifth of the next five percent of the employee’s contributions.

All employee contributions and investment earnings in the 401(k) Savings Plan vest immediately. Employees are eligible to participate in the plan and receive company matching contributions upon hire. Company matching contributions (including related earnings) vest after one year of service.

What is the deferred compensation plan?

Our executive officers and other key management employees also may defer up to 85 percent of their base salary and bonus under a nonqualified deferred compensation plan, the Employee and Director Savings Plan. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

Participants can direct these deferrals into:

•	Funds that mirror the investments available under the 401(k) savings plan, including a Sempra Energy phantom stock account.
•	A fund providing interest at the greater of 110 percent of the Moody’s Corporate Bond Yield or the Moody’s Corporate Bond Yield plus one percent.

Deferrals of performance-based restricted stock unit awards must be directed into the Sempra Energy phantom stock account and cannot be transferred to other investments.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) savings plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. Deferred compensation plan participants receive company contributions equal to three percent of base salary and annual bonus deferrals plus three percent of eligible pay in excess of the 401(k) plan limits. In total, an employee who participates in both the 401(k) savings plan and the deferred compensation plan may receive company matching contributions of up to three percent of eligible pay under the 401(k) savings plan and three percent of eligible pay under the deferred compensation plan. There are no company matching contributions on deferrals of performance-based restricted stock units.

Effective January 1, 2019, the deferred compensation matching contribution is equal to one-half of the first six percent of the employee’s contributions plus one-fifth of the next five percent of the employee’s contributions, less an offset for 401(k) matching contributions.

All employee contributions, matching company contributions and investment earnings in the deferred compensation plan vest immediately. Prior to January 1, 2019, eligibility to receive company matching contributions began after one year of service. Effective January 1, 2019, new participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

4.	Other Benefit Programs

We provide certain other typical benefits to our executive officers. We review the level and types of these benefits each year. We believe that these benefits are reasonable and important in attracting and retaining executive talent.

These benefits include financial planning services, excess personal liability insurance, and a charitable contribution matching program. Mr. Lane and Ms. Wagner also received an annual executive benefit program allowance of $20,000 and $30,000, respectively, which was available to cover out-of-pocket costs for health and welfare benefits as well as the cost of financial planning and excess personal liability benefits. Any unused allowance is paid out at year-end.

None of these benefits includes a tax gross-up provision.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Our executive officers have severance pay agreements that include change in control features. The agreements do not contain excise tax gross-up provisions. Equity awards granted include a double trigger change in control provision. None of our officers has an employment agreement.

Why does the company provide severance agreements?

We believe that severance agreements, which are a prevalent market practice, are effective in:

•	attracting executives who are leaving an existing employer;
•	mitigating legal issues upon a separation of employment; and
•	retaining talent during uncertain times.

By mitigating the adverse effects of potential job loss, severance agreements reinforce management continuity, objectivity and focus on shareholder value. This is particularly critical in actual or potential change in control situations. Payments are not required when terminations are for cause.

What benefits do severance agreements provide?

The severance agreements provide for cash payments and the continuation of certain other benefits for a limited period when:

•	the company terminates an executive’s employment for reasons other than cause, or
•	when the executive resigns for “good reason.”

What does resignation for “good reason” mean?

A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities and, following a change in control of Sempra Energy, changes in employment location.

These provisions provide safeguards against arbitrary actions that effectively force an executive to resign. In order to receive some of the benefits in the agreement, the executive must comply with contractual confidentiality, non-solicitation and non-disparagement obligations.

Do the severance agreements for the named executive officers provide for a tax gross-up to offset any taxes incurred by the executive as a result of the severance payment?

The severance agreements do not contain a tax gross-up provision.

What happens to outstanding equity awards upon certain terminations or a change in control?

Awards granted under the Sempra Energy 2013 Long-Term Incentive Plan are subject to a double trigger change in control provision. Except as described below, awards do not automatically vest upon a change in control. Rather, vesting is only accelerated upon a termination of employment that meets certain conditions following a change in control of Sempra Energy, except as described below.

Restricted stock unit awards issued to date under the Sempra Energy 2013 Long-Term Incentive Plan provide for continuation following a change in control of Sempra Energy through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Section 16 of the Sempra Energy 2013 Long-Term Incentive Plan. If awards are not assumed or replaced or are held by an employee who is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, such awards would vest upon a change in control. Vesting of service-based restricted stock units will also accelerate upon an executive’s death.

With respect to performance-based awards, if an executive’s employment is terminated after the executive has attained age 55 and completed five years of service, and the termination occurs after one year of the applicable performance period has been completed (or after November 30th of the year in which the grant was made if the executive has attained age 62), the executive’s award is not forfeited as a result of the termination of employment but continues to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable performance period.

The Sempra Energy 2019 Long-Term Incentive Plan, which remains subject to Sempra Energy shareholder approval and is described under Proposal 4 in Sempra Energy’s 2019 proxy statement, also contains a double trigger change in control provision.

See “Compensation Tables — Severance and Change in Control Benefits” below for additional information.

SHARE OWNERSHIP REQUIREMENTS

Share ownership requirements for officers further strengthen the link between company executive and shareholder interests.

The requirements set minimum levels of Sempra Energy share ownership that our officers must achieve and maintain. For officers, the requirements are:

Executive Level	Share Ownership Requirements

Chief Executive Officer; President; and Chief Operating Officer	3x base salary
Chief Information Officer, Sr. Vice Presidents and Vice Presidents	1x base salary

Table 12.

For purposes of the requirements, we include shares owned directly or through our 401(k) Savings Plan. We also count deferred compensation that executives invest in phantom shares of Sempra Energy common stock (including deferred restricted stock units that have vested), unvested service-based restricted stock units and the vested portion of certain in-the-money stock options.

We expect officers to meet these requirements within five years of hire or promotion to an officer-level position and within three years after promotion to a role with a higher ownership requirement. All of our named executive officers are in compliance with the requirements or have additional time within which to comply with any higher level requirements as a result of a promotion. Executive officers’ stock ownership requirements also provide that until such time as the stock ownership requirements are met, executive officers are expected to retain (and not sell) a number of shares equal to at least 50 percent of the net after-tax shares acquired through equity compensation awards.

ANTI-HEDGING POLICY

The company maintains an anti-hedging policy, which prohibits employees and directors from trading in puts, calls, options or other future rights to purchase or sell shares of Sempra Energy common stock. Officers and directors are also prohibited from pledging shares of Sempra Energy common stock.

IMPACT OF REGULATORY REQUIREMENTS

Many Internal Revenue Code provisions, Securities and Exchange Commission regulations and accounting rules affect the design of executive pay. They are taken into consideration to create and maintain plans that are effective and are intended to comply with these requirements.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, SoCalGas was not considered “publicly held” for purposes of Section 162(m). As part of the Tax Cuts and Jobs Act of 2017, the definition of companies to which Section 162(m) applies was expanded and SoCalGas became subject to the provisions of Section 162(m). In addition, the definition of covered employees was expanded to generally include all named executive officers.

The SoCalGas Board of Directors believes that tax deductibility is one important factor in evaluating a compensation program. Although we historically maintained certain performance-based incentive plans that originally were intended to permit the payment of compensation deductible under Section 162(m), subject to the limited transition relief rules in the Tax Cuts and Jobs Act of 2017, we are no longer able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee.

Providing salary levels and other compensation that are not fully tax deductible may be required by competitive or other circumstances, and may be in the best interests of our shareholders. Accordingly, the Compensation Committee may exercise judgment to provide compensation that may not be fully tax deductible by the company.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

The Board of Directors of SoCalGas has reviewed and discussed with management of the company the Compensation Discussion and Analysis included in this Information Statement and, based upon that review and discussion, authorized that it be so included.

BOARD OF DIRECTORS

Randall L. Clark

J. Bret Lane

Lisa Larroque Alexander

Trevor I. Mihalik

COMPENSATION TABLES

Summary Compensation Table

In the table below, we summarize our named executive officers’ compensation for the last three years.

Summary Compensation Table	Year	Salary	Stock Awards (F)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (G)	All Other Compen- sation (H)	Total
			Restricted stock and restricted stock units	Performance- based annual cash bonus	Pension accruals and above- market interest on non- qualified deferred compensation
J. Bret Lane (A)	2018	$501,546	$1,100,329	$549,800	$547,163	$61,489	$2,760,327
Chief Executive Officer	2017	$480,000	$1,122,517	$492,400	$1,000,156	$55,798	$3,150,871
	2016	$437,972	$733,466	$411,400	$1,108,666	$55,049	$2,746,553
Bruce A. Folkmann	2018	$330,300	$264,382	$258,600	$52,553	$32,762	$938,597
Vice President, Chief Financial Officer, Treasurer and Controller	2017	$320,000	$258,504	$264,400	$68,524	$31,518	$942,946
	2016	$303,568	$223,779	$236,000	$70,408	$27,852	$861,607
P. Kevin Chase (B)	2018	$464,400	$743,211	$420,900	$64,201	$38,696	$1,731,408
Senior Vice President, Chief Information Officer and Chief Digital Officer
Jimmie I. Cho (C)	2018	$371,900	$446,452	$315,400	$68,750	$36,021	$1,238,523
Senior Vice President, Customer Services and Distribution Operations
Gillian A. Wright (D)	2018	$278,214	$207,616	$217,500	$36,925	$24,117	$764,372
Vice President and Chief Human Resources and Chief Administrative Officer
Patricia K. Wagner (E)	2018	$585,400	$1,838,741	$860,900	$790	$49,052	$3,334,883
Former Chairman and Chief Executive Officer	2017	$555,000	$1,094,240	$664,200	$1,758,376	$46,480	$4,118,296

(A)	Mr. Lane was appointed as Chief Executive Officer effective December 18, 2018. He previously served as President and Chief Operating Officer.

(B)

Mr. Chase assumed the position of Senior Vice President, Chief Information Officer and Chief Digital Officer on June 16, 2018. He previously served as Chief Information Officer for Sempra Energy. 2018 reported compensation reflects annual compensation totals for both roles. Mr. Chase separated from the company effective April 2, 2019 and ceased serving as Senior Vice President, Chief Information Officer and Chief Digital Officer of SoCalGas and SDG&E on that date.

(C)	Mr. Cho was appointed Chief Operating Officer effective January 12, 2019. He previously served as Senior Vice President of Customer Services and Distribution Operations.

(D)	Ms. Wright was appointed Chief Human Resources and Chief Administrative Officer effective April 7, 2018. She previously served as Vice President, Customer Services.

(E)

On November 17, 2018, Ms. Wagner assumed the position of Group President of U.S. Utilities for Sempra Energy. She previously served as Chairman and Chief Executive Officer of the Company. 2018 reported compensation reflects annual compensation totals for both roles.

(F)

Grant date fair value of stock awards granted during the year. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP using the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in Sempra Energy’s Annual Report to Shareholders for the year ended December 31, 2018 (the “Annual Report”) but disregarding estimates of forfeitures related to service-based vesting conditions.

Stock awards consist of performance-based and service-based restricted stock units. For the performance-based restricted stock units with a performance measure based on Sempra Energy’s relative total shareholder return, a Monte Carlo valuation model was used to reflect the probable outcome of performance conditions and calculate grant date fair value. For the 2018 performance-based restricted stock units with a performance measure based on Sempra Energy’s earnings per share growth, the maximum values, assuming the highest level of performance conditions were achieved, would be $320,054 for Mr. Lane; $105,772 for Mr. Folkmann; $297,298 for Mr. Chase; $178,674 for Mr. Cho; $83,016 for Ms. Wright; and $435,516 for Ms. Wagner.

The value actually realized by executives from stock awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares of Sempra Energy common stock subject to the award.

For additional information regarding equity awards, please see the discussions under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End.”

(G)

Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120 percent of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2018 amounts are:

2018 Change in Pension Value and Above Market Interest	Change in Accumulated Benefits[1]	Above- Market Interest	Total
J. Bret Lane	$531,854	$15,309	$547,163
Bruce A. Folkmann	$45,226	$7,327	$52,553
P. Kevin Chase	$62,994	$1,207	$64,201
Jimmie I. Cho	$60,694	$8,056	$68,750
Gillian A. Wright	$35,050	$1,875	$36,925
Patricia K. Wagner	$(106,575)	$790	$(105,875)

1 The changes in the actuarial value of pension benefits are due to the accrual of additional age, service, pay and changes in actuarial assumptions such as mortality and interest rates.

For additional information regarding pension benefits and deferred compensation, please see the discussions under “Pension Benefits” and “Nonqualified Deferred Compensation.”

(H)	All Other Compensation amounts for 2018 are:

2018 All Other Compensation	Company 401(k) and Deferred Compensation Plan Contributions	Insurance Premiums	Other	Total
J. Bret Lane	$31,399	$10,090	$20,000	$61,489
Bruce A. Folkmann	$22,934	$1,828	$8,000	$32,762
P. Kevin Chase	$29,118	$1,828	$7,750	$38,696
Jimmie I. Cho	$24,693	$1,828	$9,500	$36,021
Gillian A. Wright	$15,289	$1,828	$7,000	$24,117
Patricia K. Wagner	$10,007	$9,045	$30,000	$49,052

Amounts shown in the “Insurance Premiums” column include premiums for supplemental disability benefits (for Mr. Lane and Ms. Wagner only) and personal liability insurance benefits.

Amounts shown in the “Other” column consist of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of executive officers on a dollar-for-dollar basis; financial and estate planning services; and executive benefit program allowances for Mr. Lane and Ms. Wagner of $20,000 and $30,000, respectively. Amounts shown do not include parking at company offices and the occasional personal use by executive officers of company property and services (including club memberships and entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use.

Grants of Plan-Based Awards

Executive officers participate in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and long-term basis. Shorter-term incentives, typically annual performance-based cash bonuses, are provided under the executive incentive plan. Longer-term incentives, typically Sempra Energy performance-based and service-based restricted stock unit awards, are provided under Sempra Energy’s 2013 Long-Term Incentive Plan.

In the following table, we summarize 2018 grants of plan-based awards to each of the named executive officers.

2018 Grants of Plan-Based Awards	Grant Date (A)	Authorization Date (A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)			All Other Stock Awards (D)	Grant Date Fair Value of Stock Awards (E)
			Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Shares
J. Bret Lane
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/02/18	12/14/17				—	2,671	5,342		$280,092
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Index	1/02/18	12/14/17				—	1,144	2,288		$120,080
Performance-Based Restricted Stock Units based on EPS Growth	1/02/18	12/14/17				—	1,519	3,038		$160,027
Service-Based Restricted Stock Units	1/02/18	12/14/17							2,279	$240,093
Service-Based Restricted Stock Units — Special	1/02/18	12/14/17							2,848	$300,037
Annual Bonus			$—	$324,200	$648,400
Bruce A. Folkmann
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/02/18	12/14/17				—	882	1,764		$92,490
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Index	1/02/18	12/14/17				—	378	756		$39,677
Performance-Based Restricted Stock Units based on EPS Growth	1/02/18	12/14/17				—	502	1,004		$52,886
Service-Based Restricted Stock Units	1/02/18	12/14/17							753	$79,329
Annual Bonus			$—	$148,700	$297,400
P. Kevin Chase
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/02/18	12/14/17				—	2,481	4,962		$260,168
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Index	1/02/18	12/14/17				—	1,062	2,124		$111,473
Performance-Based Restricted Stock Units based on EPS Growth	1/02/18	12/14/17				—	1,411	2,822		$148,649
Service-Based Restricted Stock Units	1/02/18	12/14/17							2,116	$222,921
Annual Bonus			$—	$232,200	$464,400

2018 Grants of Plan-Based Awards	Grant Date (A)	Authorization Date (A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)			All Other Stock Awards (D)	Grant Date Fair Value of Stock Awards (E)
			Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Shares
Jimmie I. Cho
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/02/18	12/14/17				—	1,490	2,980		$156,247
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Index	1/02/18	12/14/17				—	638	1,276		$66,968
Performance-Based Restricted Stock Units based on EPS Growth	1/02/18	12/14/17				—	848	1,696		$89,337
Service-Based Restricted Stock Units	1/02/18	12/14/17							1,271	$133,900
Annual Bonus			$—	$186,000	$372,000
Gillian A. Wright
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/02/18	12/14/17				—	693	1,386		$72,671
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Index	1/02/18	12/14/17				—	297	594		$31,175
Performance-Based Restricted Stock Units based on EPS Growth	1/02/18	12/14/17				—	394	788		$41,508
Service-Based Restricted Stock Units	1/02/18	12/14/17							591	$62,262
Annual Bonus			$—	$128,300	$256,600
Patricia K. Wagner
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/02/18	12/14/17				—	3,633	7,266		$380,971
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Index	1/02/18	12/14/17				—	1,556	3,112		$163,326
Performance-Based Restricted Stock Units based on EPS Growth	1/02/18	12/14/17				—	2,067	4,134		$217,758
Service-Based Restricted Stock Units	1/02/18	12/14/17							3,100	$326,585
Service-Based Restricted Stock Units — Promotional	11/17/18	10/26/18							6,530	$750,101
Annual Bonus			$—	$480,800	$961,600

(A)

Grant and authorization dates are applicable to equity incentive awards, which consist of performance-based restricted stock units and service-based restricted stock units. Awards are authorized as part of annual compensation planning that is typically completed in December with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. The Compensation Committee of the Sempra Energy Board of Directors approves a dollar value and other terms for the awards to be granted to each executive officer. Special equity awards also may be granted at other times, including upon the hiring or promotion of executive officers, for outstanding performance, or to promote retention. In accordance with the terms approved by the Compensation Committee of the Sempra Energy Board of Directors, on the grant date, the precise number of shares to be granted to each executive officer (including the special service-based restricted stock unit awards granted to Mr. Lane and Ms. Wagner) was calculated by using the closing price for shares of Sempra Energy common stock on that date (for the total shareholder return-based awards, the applicable Monte Carlo valuation was used).

(B)

Non-equity incentive plan awards consist of annual performance-based bonuses payable under the SoCalGas executive incentive plan or the Shared Services Plan. Amounts reported in the table represent target and maximum bonuses for 2018 to be paid under performance guidelines established at the beginning of the year by our Board of Directors (but taking into consideration subsequent promotions that resulted in changes to base salary and/or bonus targets). In no event will annual bonuses exceed the maximum bonuses established under the plan for each executive. The performance guidelines were satisfied at levels resulting in above-target bonus payouts. These amounts are reported in the Summary Compensation Table as non-equity incentive plan compensation.

(C)

Equity incentive plan awards consist of Sempra Energy performance-based restricted stock units granted under Sempra Energy’s 2013 Long-Term Incentive Plan. During the performance period for the performance-based restricted stock units, dividends paid, or that would have been paid, on the shares subject to the award are reinvested or deemed reinvested to purchase additional shares, at their fair market value, which become subject to the same forfeiture and performance vesting conditions as the shares to which the dividends relate. Due to the inability to forecast stock prices at which future dividends would be reinvested, the amounts shown in the table do not include such dividends.

If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period and the executive has not met the retirement eligibility criteria specified in the award agreements or the termination is for cause, the award is forfeited subject to earlier vesting upon a change in control of Sempra Energy. For a discussion of the change in control vesting provisions applicable to these awards, see “Severance and Change in Control Arrangements.”

Shares subject to the performance-based restricted stock units granted in 2018 will vest or be forfeited in early 2021 based upon Sempra Energy’s total return to shareholders and earnings per share growth in 2018 - 2020. Mr. Chase’s awards were forfeited upon his separation from service effective April 2, 2019. On April 19, 2019, in connection with his separation from Sempra Energy’s California utilities (SDG&E and SoCalGas), the California utilities and Mr. Chase entered into a severance agreement and mutual release. Pursuant to the severance agreement, Mr. Chase will receive a cash payment of approximately $770,000, equal to the value of the forfeited service-based restricted stock units.

For the two components of performance-based restricted stock units with a total shareholder return performance measure, the target number of shares will vest if Sempra Energy has achieved a cumulative three-year total return to shareholders that places it among the top 50 percent of the companies in the S&P 500 Utilities Index or S&P 500 Index, as applicable, with additional shares vesting ratably for performance above the 50th percentile of the applicable index to the maximum number (200 percent of the target number) for performance at or above the 90th percentile of that index. If Sempra Energy’s performance does not place Sempra Energy among the top 50 percent, but is above the 25th percentile of the companies in the applicable index, the number of shares that will vest will decline from the target number of shares at the 50th percentile to zero at the 25th percentile. The number of vesting shares under the total shareholder return award component based on performance against the S&P 500 Index may be adjusted upward or downward by 20 percent based on Sempra Energy’s absolute total shareholder return for the period compared to benchmarks based on historical performance. The modifier cannot cause the total award payout to exceed 200 percent of target.

For the performance-based restricted stock units with an earnings per share growth performance measure, the target number of shares will vest, subject to the discretion of the Compensation Committee of the Sempra Energy Board of Directors, if Sempra Energy has achieved a compound annual growth rate of 5.3 percent. If performance is at 6.6 percent, 150 percent of the target number of shares will vest, and if performance is at 7.3 percent or higher, the maximum number (200 percent of the target number) of shares will vest. If Sempra Energy’s compound annual earnings per share growth rate is less than 5.3 percent, shares will vest for performance above 4.2 percent declining from the target number of shares at 5.3 percent to zero at 4.2 percent. Such awards will not vest if Sempra Energy does not achieve positive net income for the performance period.

Unless the named executive officer instructs otherwise, the company will withhold a sufficient number of shares to which the participant would otherwise be entitled to pay the minimum amount of withholding taxes that become payable.

(D)

With the exception of the special awards granted to Mr. Lane and the promotional award granted to Ms. Wagner, represents service-based restricted stock units that vest at the end of three years. Mr. Lane received a special grant of 2,848 service-based restricted stock units on January 2, 2018. Mr. Lane’s award (including reinvested dividend equivalents) is subject to vesting 50 percent on January 2, 2019, 25 percent on January 2, 2020 and 25 percent on January 4, 2021. Ms. Wagner received a promotional grant of 6,530 restricted stock units on November 17, 2018. The award (including reinvested dividend equivalents) is subject to three-year ratable vesting.

During the service period, dividends paid or that would have been paid on the shares subject to the award are reinvested or deemed reinvested to purchase additional shares, at their fair market value, which become subject to the same forfeiture and vesting conditions as the shares to which the dividends relate. Due to the inability to forecast stock prices at which future dividends would be reinvested, the amounts shown in the table do not include such dividends.

Unless the named executive officer instructs otherwise, the company will withhold a sufficient number of shares to which the participant would otherwise be entitled to pay the minimum amount of withholding taxes that become payable.

If an executive’s employment is terminated during the service period, the award is forfeited, subject to earlier vesting upon a change in control of Sempra Energy or at the discretion of the Compensation Committee of the Sempra Energy Board of Directors. For a discussion of the change in control vesting provisions applicable to these awards, see “Severance and Change in Control Arrangements.” Mr. Chase’s awards were forfeited upon his separation from service effective April 2, 2019. On April 19, 2019, in connection with his separation from Sempra Energy’s California utilities (SDG&E and SoCalGas), the California utilities and Mr. Chase entered into a severance agreement. Pursuant to the severance agreement and mutual release, Mr. Chase will receive a cash payment of approximately $770,000, equal to the value of the forfeited service-based restricted stock units.

(E)

These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP using the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in Sempra Energy’s Annual Report but disregarding estimates of forfeitures related to service-based vesting conditions. The value actually realized by executives from stock awards will depend upon the extent to which performance- and service-based vesting conditions are satisfied and the market value of the shares of Sempra Energy common stock subject to the award.

Outstanding Equity Awards at Year-End

In the table below, we summarize grants of Sempra Energy equity awards that were outstanding at December 31, 2018 for our named executive officers. The grants consist solely of stock options and restricted stock units under Sempra Energy’s Long-Term Incentive Plans.

Outstanding Equity Awards at Year-End		Option Awards (Service-Based Stock Options) (A)					Performance-Based Restricted Stock Units (B)			Service-Based Restricted Stock Units (C)
		Number of Shares Underlying Unexercised Options		Exercise Price		Expiration Date	Number of Unearned/ Unvested Shares (D)		Market Value of Unearned/ Unvested Shares	Number of Unearned/ Unvested Shares (D)		Market Value of Unearned/ Unvested Shares
	Grant Date	Exercisable	Unexercisable
J. Bret Lane	01/02/18						0		$0	2,333		$252,412
	01/02/18						1,643		177,703	2,916	(H)	315,431
	01/02/18						1,555		168,237
	01/03/17						511		55,309	3,131	(H)	338,781
	01/03/17						1,845		199,639	2,003		216,729
	01/03/17						1,202		130,037
	01/04/16						0	(F)	0	2,018	(H)	218,279
	01/04/16						2,430	(G)	262,873
	01/04/10	875	0	$55.90		01/03/20

		875	0	$55.90	(E)		9,186		$993,798	12,401		$1,341,632

Bruce A. Folkmann	01/02/18						0		$0	771		$83,399
	01/02/18						543		58,716
	01/02/18						514		55,599
	01/03/17						160		17,338	633		68,441
	01/03/17						579		62,660
	01/03/17						380		41,064
	01/04/16						0	(F)	0	618	(H)	66,892
	01/04/16						738	(G)	79,801
	01/04/10	900	0	$55.90		01/03/20

		900	0	$55.90	(E)		2,914		$315,178	2,022		$218,732

P. Kevin Chase	01/02/18						0		$0	2,166		$234,358
	01/02/18						1,525		164,965
	01/02/18						1,444		156,276
	03/04/17						444		48,027	1,740		188,212
	03/04/17						1,603		173,409	970	(H)	104,942
	03/04/17						1,044		112,927

							6,060		$655,604	4,876		$527,512

Jimmie I. Cho	01/02/18						0		$0	1,301		$140,770
	01/02/18						916		99,103
	01/02/18						868		93,921
	01/03/17						356		38,491	1,392		150,570
	01/03/17						1,280		138,436
	01/03/17						833		90,114
	01/04/16						0	(F)	0	2,365	(H)	255,832
	01/04/16						1,432	(G)	154,908

							5,685		$614,973	5,058		$547,172

Gillian A. Wright	01/02/18						0		$0	605		$65,456
	01/02/18						426		46,134
	01/02/18						403		43,638
	01/03/17						192		20,806	759		82,129
	01/03/17						700		75,775
	01/03/17						453		49,049
	01/04/16						0	(F)	0	532	(H)	57,504
	01/04/16						629	(G)	68,065

							2,803		$303,467	1,896		$205,089

Patricia K. Wagner	11/17/18									6,530	(H)	$706,481
	01/02/18						0		$0	3,174		343,342
	01/02/18						2,234		241,700
	01/02/18						2,116		228,931
	01/03/17						888		96,054
	01/03/17						3,206		346,818
	01/03/17						2,088		225,854
	01/04/16						0	(F)	0
	01/04/16						4,361	(G)	471,764

							14,893		$1,611,121	9,704		$1,049,823

(A)

Stock options to purchase shares of Sempra Energy common stock become exercisable as to one-quarter of the shares originally subject to the option grant on each of the first four anniversaries of the grant date, with immediate exercisability upon a change in control of Sempra Energy or various events specified in the executive’s severance pay agreement. They remain exercisable until they expire 10 years from the date of grant subject to earlier expiration following termination of employment. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of continuous service, the executive’s stock options expire three years (five years if the executive has attained age 62) after the termination of employment. If an executive’s employment is terminated by death or disability prior to attaining age 55, the executive’s stock options expire 12 months after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination. If an executive’s employment is otherwise terminated, the executive’s stock options expire 90 days after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination. For a discussion of the change in control vesting provisions applicable to these awards, see “Severance and Change in Control Arrangements.”

(B)

Performance-based restricted stock units will vest or will be forfeited in whole or in part at the end of a three-year performance period based upon Sempra Energy’s relative total return to shareholders compared to market and peer group indices and Sempra Energy’s earnings per share growth. Awards may be subject to earlier vesting upon a change in control of Sempra Energy or various events specified in the award agreement or the executive’s severance pay agreement. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of service, and the termination occurs after one year of the applicable performance period has been completed (or after November 30th of the year in which the grant was made if the executive has attained age 62), the executive’s award is not forfeited as a result of the termination of employment but continues to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable performance period. Mr. Lane and Ms. Wagner have attained age 55 and completed at least five years of service. If an executive’s employment is otherwise terminated before the end of the applicable performance period, the executive’s award is forfeited. Mr. Chase’s awards were forfeited upon his separation from service effective April 2, 2019. On April 19, 2019, in connection with his separation from Sempra Energy’s California utilities (SDG&E and SoCalGas), the California utilities and Mr. Chase entered into a severance agreement and mutual release. Pursuant to the severance agreement, Mr. Chase will receive a cash payment of approximately $770,000, equal to the value of the forfeited service-based restricted stock units.

We have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2018 had the applicable performance and service periods ended at that date. As of December 31, 2018, the performance as a percentage of target was:

Total Shareholder Return-Based Awards	Performance as of December 31, 2018

01/02/18 Award (TSR vs. S&P 500 Utilities Index)	0%

01/02/18 Award (TSR vs. S&P 500 Index)	140%

01/03/17 Award (TSR vs. S&P 500 Utilities Index)	15%

01/03/17 Award (TSR vs. S&P 500 Index)	128%

01/04/16 Award (TSR vs. S&P 500 Utilities Index and market-capitalization weighted S&P 500 Index)	0%

The earnings per share-based awards granted on January 2, 2018 and January 3, 2017 are reported based on target performance, as the performance period has not yet ended and the Compensation Committee of the Sempra Energy Board of Directors may exercise downward discretion in determining the performance result. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period, and may be fewer or greater than the number reported in the table. On February 21, 2019, the January 4, 2016 awards based on earnings per share growth with a performance period that ended on December 31, 2018 vested at 200 percent of target, or maximum performance. These awards are reported based on the final performance result of 200 percent of target. For additional detail, see Note C to the “Option Exercises and Stock Vested” table below.

On January 17, 2019, the January 4, 2016 awards based on total shareholder return did not vest and were forfeited due to below-threshold performance.

As described above, as of December 31, 2018, Sempra Energy’s total shareholder return performance for the January 2, 2018 awards based on performance against the S&P 500 Utilities Index and the January 4, 2016 awards was below the threshold performance level required for vesting, and our performance for the January 3, 2017 award based on performance against the S&P 500 Utilities Index was below target. The table below provides a hypothetical comparison of the actual below-threshold performance as of December 31, 2018, to the number of performance-based restricted stock units (together with reinvested dividend equivalents) and value that would have been reported if Sempra Energy’s total shareholder return performance as of December 31, 2018 had been at the level required for a payout at 100 percent of target.

	January 2, 2018 Award		January 2, 2017 Award		January 4, 2016 Award (Forfeited on 1/17/2019)
	Number of Shares	Market Value at 12/31/18	Number of Shares	Market Value at 12/31/18	Number of Shares	Market Value at 12/31/18
J. Bret Lane
Actual as of 12/31/18	0	$0	511	$55,309	0	$0
Hypothetical at Target	2,734	$295,828	3,363	$363,876	4,838	$523,400
Bruce A. Folkmann
Actual as of 12/31/18	0	$0	160	$17,338	0	$0
Hypothetical at Target	903	$97,686	1,054	$114,068	1,475	$159,602
P. Kevin Chase
Actual as of 12/31/18	0	$0	444	$48,027
Hypothetical at Target	2,540	$274,791	2,920	$315,968
Jimmie I. Cho
Actual as of 12/31/18	0	$0	356	$38,491	0	$0
Hypothetical at Target	1,525	$165,026	2,341	$253,231	2,853	$308,641
Gillian A. Wright
Actual as of 12/31/18	0	$0	192	$20,806	0	$0
Hypothetical at Target	709	$76,753	1,265	$136,881	1,258	$136,131
Patricia K. Wagner
Actual as of 12/31/18	0	$0	888	$96,054	0	$0
Hypothetical at Target	3,719	$402,374	5,841	$631,936	8,721	$943,527

(C)

Except as described in footnote (H) below, service-based restricted stock units vest at the end of three years. If employment is terminated during the service period, the award is forfeited, subject to earlier vesting upon a change in control of Sempra Energy or at the discretion of the Compensation Committee of the Sempra Energy Board of Directors. For a discussion of the change in control vesting provisions applicable to these awards, see “Severance and Change in Control Arrangements.” Service-based restricted stock units also vest upon an executive’s death. Mr. Chase’s awards were forfeited upon his separation from service effective April 2, 2019. On April 19, 2019, in connection with his separation from Sempra Energy’s California utilities (SDG&E and SoCalGas), the California utilities and Mr. Chase entered into a severance agreement and mutual release. Pursuant to the severance agreement, Mr. Chase will receive a cash payment of approximately $770,000, equal to the value of the forfeited service-based restricted stock units.

(D)

Includes shares purchased and deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate. Does not include reinvested dividends and dividend equivalents with a record date of December 31, 2018 that were paid on January 15, 2019.

(E)

Weighted average exercise price of all exercisable option shares. The weighted average exercise prices of exercisable option shares are $55.90 for Messrs. Lane and Folkmann. Messrs. Chase and Cho and Mss. Wright and Wagner do not have any outstanding options.

(F)

These units were forfeited on January 17, 2019 upon the determination and certification by the Compensation Committee of the Sempra Energy Board of Directors that total shareholder return results were below the awards’ minimum performance thresholds.

(G)

These awards vested on February 21, 2019 upon the determination and certification by the Compensation Committee of the Sempra Energy Board of Directors of the earnings per share growth results. The value realized upon the vesting of these shares is set forth in Note C to “Option Exercises and Stock Vested.”

(H)

The January 4, 2016 service-based restricted stock unit awards vested on January 2, 2019. Mr. Lane’s special January 2, 2018 restricted stock unit award vests annually over three years (50 percent on January 2, 2019, 25 percent on January 2, 2020 and 25 percent on January 4, 2021) and his special January 3, 2017 restricted stock unit award is subject to vesting at the end of two years. Mr. Chase’s special March 4, 2017 restricted stock unit award is subject to ratable vesting over two years and is now fully vested. Ms. Wagner’s November 17, 2018 promotional restricted stock unit award is subject to ratable vesting over three years.

Option Exercises and Stock Vested

In the table below, we summarize the stock options that were exercised and restricted stock units that vested during 2018 for each of our named executive officers.

2018 Option Exercises and Stock Vested	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (A)	Number of Shares Acquired on Vesting	Value Realized on Vesting (B)(C)
J. Bret Lane	—	$—	8,012	$844,486
Bruce A. Folkmann	1,100	$73,975	2,497	$263,236
P. Kevin Chase	—	$—	947	$101,469
Jimmie I. Cho	—	$—	3,464	$365,318
Gillian A. Wright	—	$—	2,076	$218,969
Patricia K. Wagner	—	$—	7,846	$827,168

(A)	Difference between the market value of the Sempra Energy option shares on the exercise date and the option exercise price.

(B)

Market value of vesting Sempra Energy common stock (including reinvested dividends) at the vesting date. Also includes the dividend equivalent with a record date of December 31, 2017 that was paid on January 15, 2018.

(C)

The total shareholder return-based restricted stock unit awards granted in January 2014 and January 2015 that were scheduled to vest in January 2018 were below threshold performance and, therefore, did not vest and were forfeited. The amounts shown in the table above relate to the EPS growth-based restricted stock unit awards granted in January 2014 and January 2015, which vested at 200 percent of target performance on February 21, 2018, the 2014 and 2015 service-based awards that vested on January 2, 2018, and the vesting of 50 percent of Mr. Chase’s March 4, 2017 award.

The total shareholder return-based restricted stock unit awards granted in January 2016 that were scheduled to vest in January 2019 were below threshold performance and, therefore, did not vest and were forfeited. The 2016 awards based on EPS growth vested on February 21, 2019 at 200 percent of target performance and the 2016 annual service-based awards vested on January 2, 2019. In addition, 50 percent of Mr. Lane’s special January 2, 2018 service-based restricted stock unit award and 100 percent of his special January 3, 2017 restricted stock unit award vested on January 2, 2019 and 50 percent of Mr. Chase’s March 4, 2017 award vested on March 4, 2019. These awards are not reflected in the table above. The number of those units that vested and their market value (including the units and the value of the dividend equivalent with a record date of December 31, 2018, that was paid on January 15, 2019), were: 9,108 shares and $999,419 for Mr. Lane; 1,367 shares and $154,044 for Mr. Folkmann; 978 shares and $118,554 for Mr. Chase; 3,827 shares and $424,386 for Mr. Cho; 1,170 shares and $131,837 for Ms. Wright; and 4,395 shares and $517,177 for Ms. Wagner.

Pension Benefits

Executive officers participate, along with most other employees, in the Sempra Energy Cash Balance Plan, a broad-based tax-qualified retirement plan. Under the plan, a notional account is credited annually for each participant in an amount equal to 7.5 percent of the participant’s salary and bonus. Account balances earn interest and are fully vested after three years of service.

In addition to the Cash Balance Plan, Mr. Lane and Ms. Wagner participate in a Supplemental Executive Retirement Plan. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement), years of service and age at retirement of the executive officer.

Benefits under the defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60. Benefits for Mr. Lane, who became a participant in the plan on June 1, 2014, will not begin vesting in the defined benefit until he has participated in the plan for five years, after which all prior service will be considered. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50 percent joint and survivor annuity is 20 percent after five years of service, 40 percent after 10 years of service, 50 percent after 15 years of service, 60 percent after 20 years of service, 62.5 percent after 30 years of service, and 65 percent after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Supplemental Executive Retirement Plan participants with at least three years of service who do not meet the minimum vesting criteria under the defined benefit formula (five years of service and attainment of age 55), and participants in the Cash Balance Restoration Plan, are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. As a participant in the Cash Balance Restoration Plan, Mr. Folkmann, Mr. Cho and Ms. Wright are entitled to this benefit. Mr. Chase is a participant in the Cash Balance Restoration Plan but is not yet vested.

Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

In the table below, we summarize the present value of accumulated benefits under the various retirement plans at December 31, 2018 for our named executive officers.

Pension Benefits At Year-End	Plan	Years of Credited Service	Present Value of Accumulated Benefit (A)
J. Bret Lane	Cash Balance Plan	37	$1,323,476
	Supplemental Executive Retirement Plan	37	6,074,843

	Total (B)		$7,398,319

Bruce A. Folkmann	Cash Balance Plan	14	$275,846
	Cash Balance Restoration Plan		118,704

	Total (C)		$394,550

P. Kevin Chase	Cash Balance Plan	2	$38,503
	Cash Balance Restoration Plan		51,612

	Total (D)		$90,115

Jimmie I. Cho	Cash Balance Plan	27	$453,519
	Cash Balance Restoration Plan		153,743

	Total (C)		$607,262

Gillian A. Wright	Cash Balance Plan	19	$359,898
	Cash Balance Restoration Plan		45,666

	Total (C)		$405,564

Patricia K. Wagner	Cash Balance Plan	23	$690,241
	Supplemental Executive Retirement Plan	23	7,855,440

	Total (E)		$8,545,681

(A)

Based upon the assumptions used for financial reporting purposes set forth in Note 9 of the Notes to Consolidated Financial Statements contained in Sempra Energy’s Annual Report to Shareholders, except retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under the plan or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amount shown for the Supplemental Executive Retirement Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan.

(B)

Mr. Lane is not vested in benefits in the Supplemental Executive Retirement Plan under the defined benefit formula. Had he retired at December 31, 2018, Mr. Lane would have received a total benefit of $2,087,760.

(C)

Mr. Folkmann, Mr. Cho and Ms. Wright, who are not participants in the Supplemental Executive Retirement Plan, are vested in benefits under the Cash Balance Plan and nonqualified Cash Balance Restoration Plan, which provides benefits which restore amounts that would have been payable under the Cash Balance Plan but for Internal Revenue Service limits on tax-qualified plans. Had their employment terminated on December 31, 2018, their benefits would have been $438,146 for Mr. Folkmann, $648,373 for Mr. Cho and $449,552 for Ms. Wright.

(D)	Mr. Chase is not vested.

(E)

Ms. Wagner, who at December 31, 2018 was age 56, is eligible for early retirement benefits under the defined benefit formula. Had she retired at December 31, 2018 and received her benefits under the plans as a lump sum, her early retirement benefit would have been $10,199,974.

Nonqualified Deferred Compensation

Sempra Energy’s nonqualified deferred compensation plans permit executives to elect on a year-by-year basis to defer the receipt of a portion of their annual salary and bonus for payment in installments or in a lump sum at a future date in connection with an executive’s separation from service or on a fixed in-service distribution date. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

The timing and form of distribution are selected by the executive at the time of the deferral election, and subsequent changes are limited. In the event of a change in control of Sempra Energy, participant accounts are distributed in a lump sum immediately prior to the date of the change in control. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110 percent of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Corporate Bond Yield Average Rate plus one percent (4.94 percent for 2018) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under tax-qualified 401(k) savings plans in which all employees may participate. Deferrals of performance-based restricted stock unit awards cannot be transferred to other investments and are paid out in shares of common stock in accordance with the officer’s payout elections.

All employee contributions, matching contributions and investment earnings in the deferred compensation plan vest immediately. Prior to January 1, 2019, eligibility to receive company matching contributions began after one year of service. Effective January 1, 2019, new participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

The table below summarizes information regarding the participation in Sempra Energy’s nonqualified deferred compensation plans for each of the executive officers named in the Summary Compensation Table.

2018 Nonqualified Deferred Compensation	Executive Contributions in 2018 (A)	Company Contributions in 2018 (B)	Aggregate Earnings (Losses) in 2018 (C)	Aggregate Distributions in 2018 (D)	Aggregate Balance at 12/31/18 (E)
J. Bret Lane	$296,123	$21,499	$10,509	$0	$1,716,893
Bruce A. Folkmann	$237,722	$11,934	$19,451	$0	$534,787
P. Kevin Chase	$46,385	$18,899	$3,372	$0	$102,128
Jimmie I. Cho	$302,582	$13,693	$(86,841)	$20,081	$2,355,303
Gillian A. Wright	$19,320	$7,396	$4,877	$0	$125,978
Patricia K. Wagner	$0	$0	$(498)	$0	$143,124

(A)

Executive contributions consist of deferrals of salary and bonus that are also reported as compensation in the Summary Compensation Table. Timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts for the year in which they were earned) and related deferral dates (the date on which the bonuses otherwise would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2018 that are also included as 2018 salary compensation reported in the Summary Compensation Table total $49,923 for Mr. Lane; $131,962 for Mr. Folkmann; $46,385 for Mr. Chase; $148,582 for Mr. Cho; and $0 for Ms. Wright and Ms. Wagner. Deferrals of the 2018 bonus that was paid on March 14, 2019 are not included in the table above.

(B)

Company contributions were equal to three percent of base and annual bonus deferrals plus three percent of eligible compensation in excess of the 401(k) savings plan limits. Effective January 1, 2019, the deferred compensation matching contribution is equal to one-half of the first six percent of the employee’s contributions plus one-fifth of the next five percent of the employee’s contributions less an offset for 401(k) matching contributions.

(C)

Earnings are measured as the difference in deferred account balances between the beginning and the end of the year plus nonqualified deferred compensation distributions (if applicable) minus executive and company contributions during the year. Earnings consisting of above-market interest are reported in the Summary Compensation Table. Excluding above-market interest, earnings (or losses) for 2018 were ($4,800) for Mr. Lane; $12,124 for Mr. Folkmann; $2,165 for Mr. Chase; ($94,898) for Mr. Cho; $3,002 for Ms. Wright; and ($1,288) for Ms. Wagner. These earnings are not reported in the Summary Compensation Table.

(D)	Mr. Cho received a payment of nonqualified deferred compensation in the amount of $20,081 during the year ending December 31, 2018.

(E)

Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the Summary Compensation Table for 2018 or prior years. Such aggregate amounts (other than the 2015 bonus paid in 2016) reported in the Summary Compensation Table for fiscal years 2016, 2017 and 2018 are $705,480 for Mr. Lane; $473,445 for Mr. Folkmann; $66,491 for Mr. Chase; $324,331 for Mr. Cho; $28,592 for Ms. Wright; and $1,714 for Ms. Wagner. Year-end balances do not include the portion of the 2018 bonus deferred in 2019, but do include the 2015 bonus deferred in 2016.

Severance and Change in Control Benefits

We have a severance pay agreement with each of our named executive officers. Each agreement is for a three-year term and is automatically extended for an additional year upon each agreement’s anniversary unless we or the executive elect not to extend the term.

The severance pay agreements provide executives with severance benefits in the event that we were to terminate the executive’s employment during the agreement’s term for reasons other than cause, death or disability, or in the event that the executive were to resign for “good reason” as defined in the agreement. The nature and amount of the severance benefits vary somewhat with the executive’s position, and increased benefits are provided if the executive enters into an agreement with the company to provide consulting services for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits are also provided if the termination of employment or resignation were to occur within two years following a “change in control” of Sempra Energy.

The definitions of “cause” and “good reason” vary somewhat based on whether the termination of employment occurs before or after a change in control of Sempra Energy. However, “cause” is generally defined to include a willful and continued failure by the executive to perform his or her duties to the company, and “good reason” is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities, and following a change in control, certain changes in employment location. A “change in control” is defined in the agreements to include events resulting in a change in the effective control of Sempra Energy or a change in the ownership of a substantial portion of Sempra Energy’s assets.

Outstanding stock option agreements for grants dated prior to May 9, 2013 provide that all stock options would become immediately exercisable upon a change in control of Sempra Energy, whether or not accompanied or followed by a termination of the executive’s employment. Only Messrs. Lane and Folkmann have outstanding stock option awards, and their options are already vested and exercisable.

Awards granted under the Sempra Energy 2013 Long-Term Incentive Plan include a double trigger provision for vesting of equity in connection with a change in control. Restricted stock unit awards issued to date under the Sempra Energy 2013 Long-Term Incentive Plan provide for continuation following a change in control through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Section 16 of the Sempra Energy 2013 Long-Term Incentive Plan. If awards are not assumed or replaced or if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, awards would vest upon a change in control. If such awards are subject to performance-based vesting, such awards vest at the greater of target performance level or the actual performance level had the performance period ended on the last day of the calendar year immediately preceding the date of the change in control (or, for awards based on relative total shareholder return, had the performance period ended on the date of the change in control). Both Mr. Lane and Ms. Wagner have attained the age of 55 and completed at least five years of service. Service-based awards that are not assumed or replaced will vest in full immediately preceding the date of the change in control. Also, any outstanding awards would immediately vest upon an executive’s involuntary termination other than for cause, termination for “good reason,” death, disability, or retirement during the three-year period following a change in control. Service-based awards also vest upon an executive’s death at any time.

With respect to performance-based awards, if an executive’s employment is terminated after the executive has attained age 55 and completed five years of service (and the termination is other than for cause), and the termination occurs after one year of the applicable performance period has been completed (or after November 30th of the year in which the grant was made if the executive has attained age 62), the executive’s award is not forfeited as a result of the termination of employment but continues to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable performance period.

We summarize below the benefits each of our executive officers named in the Summary Compensation Table would have been entitled to receive had we terminated his or her employment (other than for cause, death or disability) at December 31, 2018 or had the executive resigned for “good reason,” and the benefits each executive would have been entitled to receive had such termination or resignation occurred within two years following a change in control of Sempra Energy (this period is extended for three years for purposes of certain equity award acceleration). These amounts assume the executive had entered into a two-year (one-year for Mr. Folkmann and Ms. Wright) consulting, non-solicitation and confidentiality agreement providing for enhanced severance. We also show the benefits that each executive would have been entitled to receive in the event of his or her death or disability on December 31, 2018. In addition, we show the benefits that each executive would have been entitled to receive (accelerated vesting of restricted stock units) had a change in control of Sempra Energy occurred on December 31, 2018, whether or not accompanied or followed by a termination of the executive’s employment.

Severance and Change in Control Benefits	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason			Change in Control Only
	Unrelated to a Change in Control	Change in Control	Resulting From Death	(Without Termination of Employment)

J. Bret Lane
Lump Sum Cash Payment (A)	$1,478,250	$1,971,000
Acceleration of Existing Equity Awards (B)		3,463,225	$1,341,632	$3,463,225
Enhanced Retirement Benefits (C)		6,740,315	6,740,315
Health and Welfare Benefits (D)	39,885	80,081
Financial Planning (E)	37,500	50,000
Outplacement	50,000	50,000

Total	$1,605,635	$12,354,621	$8,081,947	$3,463,225

Bruce A. Folkmann
Lump Sum Cash Payment (A)	$571,567	$857,350
Acceleration of Existing Equity Awards (B)		817,566	$218,732
Health and Welfare Benefits (D)	17,359	28,591
Financial Planning (E)	25,000	37,500
Outplacement	50,000	50,000

Total	$663,926	$1,791,007	$218,732

P. Kevin Chase
Lump Sum Cash Payment (A)	$1,371,600	$2,315,100
Acceleration of Existing Equity Awards (B)		1,640,831	$527,512
Health and Welfare Benefits (D)	39,885	57,310
Financial Planning (E)	37,500	50,000
Outplacement	50,000	50,000

Total	$1,498,985	$4,113,241	$527,512

Total After Severance Reduction (F)	$1,498,985	$3,282,367	$527,512

Jimmie I. Cho
Lump Sum Cash Payment (A)	$985,300	$1,313,733
Acceleration of Existing Equity Awards (B)		1,714,584	$547,172
Health and Welfare Benefits (D)	2,689	7,230
Financial Planning (E)	37,500	50,000
Outplacement	50,000	50,000

Total	$1,075,489	$3,135,547	$547,172
Total After Severance Reduction (F)	$1,075,489	$3,093,559	$547,172

Gillian A. Wright
Lump Sum Cash Payment (A)	$464,033	$696,050
Acceleration of Existing Equity Awards (B)		773,784	$205,089
Health and Welfare Benefits (D)	26,590	42,280
Financial Planning (E)	25,000	37,500
Outplacement	50,000	50,000

Total	$565,623	$1,599,614	$205,089

Patricia K. Wagner
Lump Sum Cash Payment (A)	$2,386,733	$3,580,100
Acceleration of Existing Equity Awards (B)		4,542,727	$1,049,823	$4,542,727
Health and Welfare Benefits (D)	53,181	116,653
Financial Planning (E)	50,000	75,000
Outplacement	50,000	50,000

Total	$2,539,914	$8,364,480	$1,049,823	$4,542,727

Total After Severance Reduction (F)	$2,539,914	$6,542,547	$1,049,823	$4,542,727

(A)

For all of the named executive officers except Ms. Wagner, the severance payment is one-half times (one times following a change in control) the higher of (i) a percentage of base salary (160 percent for Mr. Lane, 150 percent for Messrs. Chase and Cho and 145 percent for Mr. Folkmann and Ms. Wright) or (ii) the sum of annual base salary and the average of the last three incentive bonuses. For Ms. Wagner, the severance payment is equal to one times (two times following a change in control) the sum of (i) her annual base salary and (ii) the higher of the average of the last three incentive bonuses or her target bonus. For all of the named executive officers, an additional one times (for Messrs. Lane, Chase and Cho and Ms. Wagner) or one-half times (for Mr. Folkmann and Ms. Wright) the sum of annual base salary and the higher of the average of the last three incentive bonuses (or, for Mr. Lane, 60 percent of base salary, for Messrs. Chase and Cho, 50 percent of base salary, and for Mr. Folkmann and Ms. Wright, 45 percent of base salary) is conditioned upon the executive’s agreement to provide post-termination consulting services and abide by restrictive covenants related to non-solicitation and confidentiality. If the executive receives a bonus under the annual bonus plan for the year of termination, such bonus is offset by the prorated bonus provided under the severance pay agreement. For all of the named officers except Mr. Chase, the amount shown in the table excludes payment of bonus earned in the year of termination because the actual 2018 bonus earned under the annual bonus plan exceeds the 2018 bonus payable under the severance pay agreement. For Mr. Chase, the incremental difference between the prorated bonus and his actual bonus is included.

(B)

Fair market value at December 31, 2018 of shares subject to performance-based and service-based restricted stock units for which forfeiture restrictions would terminate. Includes the value of the 2016 restricted stock unit awards that vested or were forfeited in early 2019. The value realized upon vesting of these awards is discussed above under Note C to “Option Exercises and Stock Vested.” Any outstanding awards would immediately vest upon an executive’s involuntary termination (other than for cause), termination for “good reason”, death, disability or retirement during the three-year period following a change in control and the values shown under the “Change in Control” column would also apply in the event of an executive’s death, disability or retirement within such three-year period following a change in control. Service-based restricted stock units would vest upon an executive’s death.

(C)

For Mr. Lane, the amount shown for termination accompanied by a change in control is the incremental actuarial value assuming that he had attained age 62, but reduced for applicable early retirement factors. For termination resulting from death, the $6,740,315 shown for Mr. Lane is the difference between the death benefit under the plan and the benefit that would have been payable in connection with a voluntary termination on December 31, 2018. For the other named executive officers, there is no difference between the death benefit and the benefit payable in connection with a voluntary termination.

(D)

Estimated value associated with continuation of health benefits for 18 months (12 months for Mr. Folkmann and Ms. Wright and two years for Ms. Wagner) for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for two years (18 months for Mr. Folkmann and Ms. Wright and three years for Ms. Wagner) for termination accompanied by a change in control.

(E)

Estimated value associated with continuation of financial planning services for 18 months (12 months for Mr. Folkmann and Ms. Wright and two years for Ms. Wagner) for termination unrelated to a change in control, and two years (18 months for Mr. Folkmann and Ms. Wright and three years for Ms. Wagner) for termination accompanied by a change in control.

(F)

Under the severance pay agreements, the change in control severance payments may be reduced to ensure that the total benefit falls below the Section 280G excise tax threshold. Such reduction will not apply if the executive’s net after-tax unreduced benefit would equal or exceed 105 percent of the net after-tax reduced benefit.

Executive officers who voluntarily terminate their employment (other than for “good reason”) or whose employment is terminated by the company for cause are not entitled to enhanced benefits. Executives may also be eligible for certain payments under the retirement or deferred compensation plans as described above under “Benefit Plans – Retirement and Savings Plans” on page 23, “Pension Benefits” on pages 38 through 40, and “Nonqualified Deferred Compensation” on pages 40 and 41.

Ratio of CEO to Median Employee Pay

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. In addition to our full-time workforce, our employee population includes a substantial percentage of part-time employees. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio and the differences in employee populations, the estimated ratio reported below should not be used as a basis for comparison between companies.

SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. In determining that it is still appropriate to use our 2017 median employee for this disclosure, we considered the changes to our employee population and compensation programs during 2018, as well as the 2018 compensation of the median employee.

To identify the median employee in 2017, we determined our median employee based on a definition of compensation that included 2017 base salary, target annual incentive award and overtime compensation. Our measurement date was December 31, 2017 for purposes of determining our employee population for the analysis. We used a valid statistical sampling methodology to provide a reasonable estimate of the median compensation for the employee population and identify employees who received compensation within plus or minus one percent of that value. Our 2017 median employee separated from service prior to December 31, 2018. Pursuant to SEC rules, we substituted an employee with substantially similar compensation.

To calculate the 2018 pay ratio, we calculated 2018 compensation for Mr. Lane and the median employee using the methodology used for the Summary Compensation Table (with Mr. Lane’s compensation annualized as described below) plus health and welfare and other nondiscriminatory benefits, which are a key part of our total rewards program. CEO compensation was calculated by annualizing Mr. Lane’s compensation as if he had served as CEO for the full year. Mr. Lane’s annualized 2018 compensation is based on his CEO-level salary rate of $540,300 (as if such rate had been in effect throughout 2018), an annual performance-based bonus of $641,500, which is based on a target of 70 percent for the full year (which is his CEO-level annual bonus target that became effective for 2019 following his December 2018 promotion to CEO) and the actual annual bonus plan performance score of 170 percent, a long-term incentive award with a grant date value equal to $1,326,570, or 190 percent of his base salary (which is his CEO-level long-term incentive award target that became effective for the 2019 annual long-term incentive plan award) plus his $300,000 special 2018 service-based restricted stock unit award, “All Other Compensation” of $71,489 (which is the $61,489 reported in the Summary Compensation Table plus an incremental $10,000 for the executive benefit program allowance at the CEO level), and the amounts reported in the Summary Compensation Table for change in pension value and nonqualified deferred compensation earnings. Using this methodology, the 2018 total compensation of our median employee was $125,450 and our CEO’s 2018 total compensation was $3,153,223. For 2018, we estimate that the ratio of CEO pay to median employee pay was 25:1.

ANNUAL REPORT

The company is mailing the joint 2018 Annual Report to Shareholders, which includes the joint 2018 Annual Report on Form 10-K, of Sempra Energy, SoCalGas and SDG&E to its shareholders together with this Information Statement.

This Notice of Annual Shareholders Meeting and this Information Statement are sent by order of the Board of Directors of Southern California Gas Company.

Kari E. McCulloch

Corporate Secretary

Dated: April 26, 2019